[REDMAN LOGO]

                                 July    , 1996

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Redman Industries, Inc. on Wednesday, August 21, 1996. The meeting will be held at the offices of the Company, 2550 Walnut Hill Lane, Suite 200, Dallas, Texas 75229, at 10:00 A.M. local time.

      The following Notice of Annual Meeting of Shareholders describes the formal business to be transacted. The meeting will also include a report on the operations of the Company. Our 1996 annual report is enclosed.

      It is important that your shares be represented at the meeting, regardless of how many shares you own and whether or not you plan to attend in person. Therefore, we encourage you to either vote in person or by using the enclosed proxy card.

      If you arrive early, you are invited to have coffee and meet informally with the Directors.

                                                       Sincerely,

                                                       /S/ THOMAS W. STURGESS

                                                       Thomas W. Sturgess
                                                       Chairman of the Board

2550 Walnut Hill Lane, Suite 200
Dallas, Texas 75229
214/353-3600

                            REDMAN INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 21, 1996

TO THE SHAREHOLDERS OF REDMAN INDUSTRIES, INC.:

     The 1996 Annual Meeting of Shareholders of Redman Industries, Inc. will be held on August 21, 1996 at 10:00 A.M., Dallas time, at the offices of the Company at 2550 Walnut Hill Lane, Suite 200, Dallas, Texas 75229, for the following purposes:

     1. To elect to the Board of Directors three directors to hold office for a three year term ending at the third succeeding annual meeting of shareholders after their election and until their successors are elected and qualified;

     2. To consider and vote upon a proposal to approve the Redman Industries, Inc. 1996 Long Term Incentive Plan;

     3. To consider and vote upon a proposal to amend the Restated Certificate of Incorporation of Redman Industries, Inc. to increase the number of authorized shares of Common Stock, par value $0.01, from 20,000,000 to 40,000,000 shares authorized for issuance; and

     4. To act upon such other matters as may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on June 27, 1996 will be entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY VOTE BY BALLOT AT THE MEETING, THEREBY CANCELING ANY PROXY PREVIOUSLY GIVEN.

                                        By order of the Board of Directors,


                                        /s/ PAUL L. BARRETT

                                        PAUL L. BARRETT, Secretary

2550 Walnut Hill Lane
Suite 200
Dallas, Texas 75229
July   , 1996

                            REDMAN INDUSTRIES, INC.
                             2550 WALNUT HILL LANE
                                   SUITE 200
                              DALLAS, TEXAS 75229

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement and accompanying proxy card are being furnished by the Board of Directors (the "Board of Directors") of Redman Industries, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, August 21, 1996, and at any adjournments or postponements thereof (the "Meeting"). The Proxy Statement, accompanying proxy card and the Company's Annual Report to Shareholders for the fiscal year ended March 29, 1996 are being mailed to shareholders beginning on or about July
  , 1996. The Annual Report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

     Only shareholders of record at the close of business on June 27, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each shareholder is entitled to one vote in person or by proxy for each share of the Company's common stock, par value $.01 per share (the "Common Stock"), held. The enclosed proxy, even though executed and returned, may be revoked at any time prior to its use by the filing of a written notice of revocation with the Secretary of the Company prior to the convening of the Meeting, or by presenting another executed proxy card with a later date. Proxies may also be revoked by a shareholder attending and voting in person at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

     At June 27, 1996, the Record Date, there were 13,342,751 shares of the Company's Common Stock outstanding and entitled to one vote each at the Meeting. A quorum (the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote) is required for any vote taken at the Meeting to be deemed valid. When a quorum is present, then the vote of the holders of a majority of the Company's outstanding Common Stock present in person or by proxy shall be required for the election of any director, the approval of the Company's 1996 Long Term Incentive Plan or (except for the approval of the proposed amendment to the Company's Restated Certificate of Incorporation) the approval of any other matter which is submitted to a vote of the shareholders at the Meeting. The approval of two-thirds of the outstanding shares of Common Stock is required for the approval of the proposed amendment to the Company's Restated Certificate of Incorporation.

     Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but are voted neither for nor against a matter, although they have the same effect as negative votes. Broker non-votes are counted for quorum purposes but have no effect because they are not treated as shares entitled to vote (except for the election of directors in which case broker non-votes have the same effect as negative votes). If specific voting instructions are given, the proxy card will be voted in accordance with such instructions. If the proxy card is signed and returned without specifying choices, the proxy will be voted for the nominees for election as director as stated herein, for the approval of the Company's 1996 Long Term Incentive Plan, for the amendment to the Company's Restated Certificate of Incorporation and in accordance with the discretion of the named attorneys-in-fact on other matters properly brought before the Meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is classified into three classes of directors serving staggered three year terms, with the term of one class expiring at each annual meeting of shareholders. The term of office of the directors in Class 3 expires at the Meeting. The term of office of those directors in Class 1 will expire at the 1997 annual meeting of shareholders, and the term of office of those directors in Class 2 will expire at the 1998 annual meeting of shareholders.

     Thomas W. Sturgess, C.A. Rundell, Jr. and Robert L. Stark, the Class 3 directors whose terms expire at the Meeting, have each been nominated by the Board of Directors for re-election to a three-year term. It is intended that the attorneys-in-fact named in the proxy card will vote for the election of such nominees at the Meeting. Each Class 3 nominee elected at the Meeting will hold office until the annual meeting of shareholders to be held in 1999 and until his successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his directorship shall become vacant due to his death or removal. While it is not anticipated that any of the nominees will become unavailable for election, if any nominee should be unable to serve as a director, the shares represented by a proxy may be voted for any substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

     Set forth below are the names, ages and positions of the nominees for election as director and each of the continuing directors of the Company.

                    NAME                         AGE                   POSITION
- ---------------------------------------------    ---     -------------------------------------
NOMINEES FOR ELECTION FOR TERMS
EXPIRING AT THE 1999 ANNUAL MEETING (CLASS 3)
Thomas W. Sturgess(a)........................    45      Chairman of the Board
C.A. Rundell, Jr. (b)(c)(d)..................    64      Director
Robert L. Stark (b)(c)(d)....................    63      Director
DIRECTORS WHOSE TERMS EXPIRE AT
THE 1997 ANNUAL MEETING (CLASS 1)
Robert M. Linton(a)..........................    50      President, Chief Executive Officer
                                                         and Director
Fergus J. Walker(a)..........................    61      Executive Vice President, Chief
                                                         Financial Officer and Director
DIRECTORS WHOSE TERMS EXPIRE AT
THE 1998 ANNUAL MEETING (CLASS 2)
James T. Callier, Jr.(a).....................    61      Director
Henry T. DeNero(b)...........................    50      Director
Frank J. Feraco(c)(d)........................    49      Director

- ---------------

(a) Serves on the Executive Committee

(b) Serves on the Audit Committee

(c) Serves on the Compensation Committee

(d) Served on the Option Committee

     Set forth below is a description of the backgrounds of the nominees for election as director and each of the continuing directors of the Company. There is no family relationship between any of the directors or executive officers of the Company.

     THOMAS W. STURGESS, a nominee for election as director, has served as Chairman of the Board of the Company since July 1993, as Chief Executive Officer from July 1993 until January 1996, as a director since August 1988, as President and Assistant Secretary from December 1992 until July 1993, as Vice President and Secretary from August 1988 to December 1992 and as President of Redman Corporation, a former subsidiary of the Company ("Redman Subsidiary"), from November 1988 until its merger with the Company in September 1993. Since June 1991, Mr. Sturgess has served as a director of RBPI Holding Corporation ("RBPI Holding"), a former subsidiary of the Company which engages, through its subsidiaries, in the manufacture and sale of aluminum and vinyl windows and doors. For more than the past five years, Mr. Sturgess has served as a general partner of Wingate Partners, L.P. ("Wingate Partners"), a Dallas-based private investment firm. Mr. Sturgess also serves as Chairman of the Board, Chief Executive Officer and President of United Stationers Inc. ("United Stationers"), a wholesale distributor of office products.

Mr. Sturgess devotes a substantial portion of his efforts and time to fulfilling his primary responsibility to United Stationers.

     C.A. RUNDELL, JR., a nominee for election as director, has served as a director of the Company since November 1993. Mr. Rundell has been President and sole proprietor of Rundell Enterprises, a venture capital and investments company, since 1988 and Chairman of the Board of NCI Building Systems, Inc., a company engaged in the manufacture of metal building systems, since 1989. Mr. Rundell currently serves as a director of Tyler Corporation, Tandy Brands Accessories, Inc., Eljer Industries, Inc. and Inter-Regional Financial Group.

     ROBERT L. STARK, a nominee for election as director, has served as a director of the Company since November 1993. Since September 1993, Mr. Stark has served as Dean of the University of Kansas Regents Center. From 1958 until his retirement in March 1993, Mr. Stark served in various capacities at Hallmark Cards, Inc., a worldwide manufacturer of greeting cards and related products, including as Executive Vice President, director and President of the Personal Communications Group. Mr. Stark currently serves as a director of Mercantile Bancorporation and Payless Shoe Source, Inc.

     JAMES T. CALLIER, JR. has served as a director of the Company since August 1988, as Chairman of the Board from December 1992 until July 1993 and as President from August 1988 until December 1992. For more than the past five years, Mr. Callier has been President of Callier Interests, a Houston-based private investment firm, and a general partner of Wingate Partners. Mr. Callier serves as a director of RBPI Holding. Mr. Callier also currently serves as a director of United Stationers.

     HENRY T. DENERO has served as a director of the Company since October 1994. Since July 1995, Mr. DeNero has been Executive Vice President of First Data Corporation, a company engaged in computer services. Prior thereto he was a consultant, and was Vice Chairman of Dayton Hudson Corporation from 1992 to 1994. From 1973 to 1992, Mr. DeNero served in various capacities with McKinsey & Company Inc., a management consulting firm, most recently as a director of the firm.

     FRANK J. FERACO has served as a director of the Company since July 1994. Since April 1996, Mr. Feraco has been President of the Kohler Company, a company engaged in the manufacturing and marketing of plumbing products worldwide. Mr. Feraco was President of the Danaher Tool Group of the Danaher Corporation from April 1994 to March 1996. The Danaher Tool Group is engaged in the manufacture of hand tools for industrial and consumer use. From 1991 to 1994, Mr. Feraco served as President and Chief Executive Officer of the Sterling Plumbing Group, a subsidiary of the Kohler Company. From 1975 to 1991, he served in various capacities with Emerson Electric Company, most recently as Senior Vice President, Sales/Marketing for Skil Corporation, a subsidiary of Emerson Electric Company.

     ROBERT M. LINTON has served as President and a director of the Company since July 1993, as Chief Executive Officer since January 1996, and as President of Redman Homes, Inc., a subsidiary of the Company ("Redman Homes"), since January 1991.

     FERGUS J. WALKER has served as Chief Financial Officer and a director of the Company since July 1993 and as Executive Vice President since July 1990. In addition, Mr. Walker served as Executive Vice President of Redman Subsidiary from April 1989 until September 1993.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. During the Company's 1996 fiscal year, the Board of Directors also had an Option Committee. In May 1996, the functions of the Option Committee were assumed by the Compensation Committee. The following are the current members and functions of the standing committees of the Board of Directors and former members and functions of the Option Committee.

     Executive Committee. The members of the Executive Committee are Messrs. Sturgess (Chairman), Callier, Linton and Walker. The Executive Committee discharges certain duties of the Board of Directors during interim periods between meetings of the full Board.

     Audit Committee. The members of the Audit Committee are Messrs. Rundell (Chairman), DeNero and Stark. The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan, scope and results of the audit of the Company's financial statements and reviews the Company's significant accounting policies and related matters.

     Compensation Committee. The members of the Compensation Committee are Messrs. Stark (Chairman), Feraco and Rundell. The Compensation Committee represents and makes recommendations to the full Board of Directors in matters relating to the compensation of Company officers, and presently administers the Company's stock option plans.

     Option Committee. The members of the Option Committee during fiscal 1996 were Messrs. Stark (Chairman), Feraco and Rundell. The Option Committee administered the 1993 Stock Option Plan and the Incentive Holders' Stock Option Plan (as such terms are hereinafter defined). See "Executive
Compensation -- Compensation Pursuant to Plans -- Incentive Holders' Stock Option Plan" and "-- 1993 Stock Option Plan."

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met six times during the Company's fiscal year ended March 29, 1996. In addition, during fiscal 1996, the Audit and Compensation Committees met two times each. The Option Committee met one time and the Executive Committee did not meet. Each director attended at least 75 percent of the meetings of the Board of Directors of the Company and standing committees of which he was a member during fiscal 1996 or the period thereof during which he was a member.

COMPENSATION OF DIRECTORS

     Pursuant to the Company's By-Laws, the members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the Board of Directors. The Company pays its independent directors an annual fee of $12,000, a fee of $1,000 per board meeting attended and a fee of $500 per committee meeting attended. In addition, the Company reimburses its directors for travel and lodging expenses in connection with their attendance at board meetings. The Company also grants options to each independent director pursuant to the automatic provisions of the 1993 Stock Option Plan. Effective August 1995 (and after giving effect to the adjustments resulting from the Company's declaration of a dividend (the "Stock Dividend") payable on March 8, 1996 to all holders of record on February 23, 1996, of one additional share of Common Stock for each share of Common Stock issued and outstanding), Messrs. Callier, DeNero, Feraco, Rundell and Stark were each granted an option exercisable for 2,000 shares of Common Stock at an exercise price of $12.75 per share, the fair market value of Common Stock at the grant date, pursuant to the terms of the 1993 Stock Option Plan. See "Executive Compensation -- Compensation Pursuant to
Plans -- 1993 Stock Option Plan." Directors who are employees of the Company receive no additional consideration for serving as directors.

     Subject to the approval of the Company's 1996 Long Term Incentive Plan, awards of non-qualified options shall be made to outside directors under that plan rather than under the 1993 Stock Option Plan. Commencing with the Meeting, each person who is serving as an Outside Director Participant (as defined below) on the third trading day following the later of (i) the date on which the annual meeting of the Company's shareholders or any adjournment thereof is held in any year and (ii) the date on which the Company publicly announces the results of operations of the Company for the fiscal quarter immediately preceding such annual meeting, shall automatically be granted an option to purchase 3,000 shares of Common Stock. In addition, an initial grant of an option to purchase 10,000 shares of Common Stock shall automatically be granted to each outside director in connection with such director's first election as a director on the third trading day following the effective date of such election. See "Approval of the Redman Industries, Inc. 1996 Long Term Incentive Plan."

                    APPROVAL OF THE REDMAN INDUSTRIES, INC.
                         1996 LONG TERM INCENTIVE PLAN

     In the past, the Company has provided long-term incentive compensation to executives, key employees and independent directors. The Company believes that such incentives permit it to attract and retain high quality talent and to motivate its independent directors, executives and key employees to achieve business and financial goals that create value for shareholders.

     Subject to the approval of the Company's shareholders, the Board of Directors has adopted the 1996 Long Term Incentive Plan (the "1996 LTIP") effective as of August 22, 1996. A total of 700,000 shares of Common Stock
(which had a per share market price of $          on July   , 1996) may be used
for awards under the 1996 LTIP, no more than 50,000 of which may be issued or transferred as Restricted Shares (as defined below).

     As described below, the 1996 LTIP would continue to provide long-term incentives to executives, key employees and independent directors which are similar to those provided by the Company's 1993 Stock Option Plan. Under the 1993 Stock Option Plan, both qualified and non-qualified stock options have been granted in the past to executive officers, key employees and independent directors of the Company and its subsidiaries. Approximately 130,246 shares of Common Stock relating to awards under the 1993 Stock Option Plan remain unissued as of June 27, 1996. The Company currently intends to continue to issue qualified and non-qualified stock options under the 1993 Stock Option Plan, until all shares reserved under the 1993 Stock Option Plan have been issued. For a description of the 1993 Stock Option Plan, see "Executive
Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan." The Board of Directors has previously amended the Company's Incentive Holders' Stock Option Plan to decrease the number of shares available for grant so that no further shares are available for grant under that plan. For a description of the Incentive Holders' Stock Option Plan, see "Executive
Compensation -- Compensation Pursuant to Plans -- Incentive Holders' Stock Option Plan."

     Shareholder approval of the 1996 LTIP is sought to qualify the 1996 LTIP pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date of this Proxy Statement, and thereby render certain transactions under the 1996 LTIP exempt from certain provisions of
Section 16 of the Exchange Act. Shareholder approval is also sought in order to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and the NASDAQ National Market System.

     The following summary of certain material features of the 1996 LTIP is qualified in its entirety by reference to the full text of the 1996 LTIP, which is set forth in the attached Exhibit A.

GENERAL

     The purposes of the 1996 LTIP are to (1) attract and retain key executives and other key employees; (2) motivate participating employees, by means of appropriate incentives; (3) attract and retain well-qualified individuals to serve as members of the Company's Board of Directors; (4) provide incentive compensation opportunities that are competitive with those of other corporations; and (5) further identify the interests of eligible employees with those of the Company's other shareholders through compensation alternatives based on the Company's Common Stock.

     Awards under the 1996 LTIP may be granted only to persons who are regular salaried employees of the Company or one or more of its subsidiaries and either are officers of, or hold key positions in or for, the Company or any subsidiary ("Participants"). In addition, the 1996 LTIP, like the 1993 Stock Option Plan, provides for the automatic grant of non-qualified options to individuals not employed by the Company who serve as members of the Board of Directors ("Outside Director Participants"). The Company estimates that approximately 35 to 50 employees presently will be eligible to receive awards under the 1996 LTIP in addition to the six executives named in the Summary Compensation Table below. In the event Messrs. Rundell and Stark are re-elected to the Board of Directors, there will be a total of five Outside Director Participants under the 1996 LTIP.

     The 1996 LTIP is a flexible plan that will give the Compensation Committee broad discretion to fashion the terms of the awards to provide eligible Participants with stock-based incentives and performance-based bonus opportunities, payable in cash or stock as the Compensation Committee deems appropriate. The 1996 LTIP will permit the issuance of awards in a variety of forms, including (1) non-qualified and incentive stock options (collectively, "Stock Options"), (2) shares of the Company's Common Stock that are subject to certain restrictions as provided in the 1996 LTIP or as otherwise determined by the Compensation Committee in accordance with the provisions of the 1996 LTIP ("Restricted Shares") and (3) units that are valued based upon the long-term performance of the Company ("Performance Units"). The maximum aggregate number of shares of Common Stock with respect to which all Stock Options, Restricted Shares and Performance Units may be awarded from time to time under the 1996 LTIP is 700,000. Of that amount, no more than 50,000 shares will be issued or transferred as Restricted Shares. All Stock Options must be granted at an exercise price no less than the fair market value of the Common Stock at the grant date. In addition, the maximum aggregate number of shares that may be subject to Stock Options, Restricted Shares, and Performance Units granted to a single Participant during any year cannot exceed 200,000.

     Shares of Common Stock subject to an award that remain unissued upon termination of the award (for example, upon an optionee's termination of employment without exercise of vested Stock Options, or with respect to non-vested Stock Options that are forfeited upon termination of employment) will become available for additional awards under the 1996 LTIP. Also, in the event of a stock dividend, stock split, recapitalization, merger, reorganization or similar event, the aggregate number of shares subject to the 1996 LTIP and the number, class and price of shares subject to awards outstanding, shall be automatically adjusted to prevent dilution or enlargement as a result of such event.

ADMINISTRATION OF THE 1996 LTIP

     The 1996 LTIP shall be administered, construed and interpreted by the Compensation Committee. The Compensation Committee shall have plenary authority in its sole discretion and subject to the express provisions of the 1996 LTIP, to grant Stock Options, to determine the purchase price of the Common Stock covered by each Stock Option, the term of each Stock Option and to change the same, the class or classes of shares of Common Stock to be covered by each Stock Option, the Participants to whom, and the time or times at which, Stock Options shall be granted and the number of shares to be covered by each Stock Option; to designate Stock Options as incentive stock options or non-qualified stock options; to determine the vesting schedule with respect to each Stock Option; to grant Restricted Shares and Performance Units and to determine the term of the restricted period and appropriate long-term objectives and other conditions applicable to such Restricted Shares or Performance Units, the Participants to whom, and the time or times at which Restricted Shares or Performance Units shall be granted and the number of Restricted Shares or Performance Units to be covered by each grant; to determine whether Performance Units shall be payable in cash or in the form of shares of Common Stock; to interpret the 1996 LTIP; to prescribe, amend and rescind rules and regulations relating to the 1996 LTIP; to determine the terms and provisions of the option agreements, and the Restricted Share and Performance Unit agreements entered into in connection with awards under the 1996 LTIP; to prepare and distribute in such manner as the Compensation Committee determines to be appropriate information concerning the 1996 LTIP; and to make all other determinations deemed necessary or advisable for the administration of the 1996 LTIP.

AWARDS UNDER THE 1996 LTIP

     Stock Options for Participants. The Compensation Committee in its discretion shall determine the number of shares of Common Stock subject to Stock Options to be granted to each Participant. The Compensation Committee may grant non-qualified stock options, incentive stock options or a combination thereof to Participants. Stock Options granted under the 1996 LTIP will provide for the purchase of Common Stock at prices not less than 100% of the fair market value thereof on the date the Stock Option is granted. No Stock Option granted shall be exercisable more than ten years from the date of grant.

     Stock Options granted under the 1996 LTIP will be vested and exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve. Unless otherwise provided in an option agreement, a Stock Option granted under the 1996 LTIP shall become 100% vested at the earliest of the Participant's retirement from active employment at or after reaching the age of 60 (or such other age determined by the Compensation Committee) or the Participant's death or disability. Each Stock Option shall become vested and exercisable in such cumulative installments and upon such events as the Compensation Committee may determine in its sole discretion. Subject to the foregoing, the unvested portion of any Stock Option granted under the 1996 LTIP shall be forfeited on the date the Participant ceases to be an employee of the Company. The Compensation Committee may also, in its sole discretion, accelerate the exercisability of any Stock Option or installment thereof at any time.

     The exercise price of any Stock Option may be paid in cash or in shares of Common Stock, valued at the fair market value per share on the date of exercise. In addition, an option holder may also make payment at the time of exercise of a Stock Option (other than an incentive stock option) for such class of Common Stock by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company that upon such broker's sale of shares with respect to which such Stock Option is exercised, it is to deliver promptly to the Company the amount of sale proceeds necessary to satisfy the option exercise price and any required withholding taxes.

     Stock Options for Outside Director Participants. Under the terms of the 1996 LTIP, awards of non-qualified options shall be made to Outside Director Participants. Commencing with the Meeting, each person who is serving as an Outside Director Participant on the third trading day following the later of (i) the date on which the annual meeting of the Company's shareholders or any adjournment thereof is held in any year and (ii) the date on which the Company publicly announces the results of operations of the Company for the fiscal quarter immediately preceding such annual meeting, shall automatically be granted a Stock Option to purchase 3,000 shares of Common Stock. In addition, but without duplication with respect to the foregoing grant to existing Outside Director Participants, an initial grant of a Stock Option to purchase 10,000 shares of Common Stock shall automatically be granted to each Outside Director Participant in connection with such director's first election as a director on the third trading date following the effective date of such election.

     Stock Options granted to Outside Director Participants will provide for the purchase of Common Stock at prices not less than 100% of the fair market value thereof on the date the Stock Option is granted. Fifty percent of each Stock Option granted to an Outside Director Participant shall be exercisable within one year after the date of grant, an additional twenty-five percent shall be exercisable within two years after the date of grant, and the remainder shall be exercisable three years after the date of grant. The right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued, such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Stock Option. Such Stock Options will have additional terms and conditions similar to those described above with respect to the 1996 LTIP generally.

     If the 1996 LTIP is approved by the Company's shareholders at the Meeting, the provisions of the 1993 Stock Option Plan relating to automatic grants of options to Outside Director Participants will be superseded by the terms contained in the 1996 LTIP and all future option grants to Outside Director Participants shall be made pursuant to the terms of the 1996 LTIP.

     Restricted Shares. The Compensation Committee may from time to time authorize grants to any Participant of Restricted Shares upon such terms and conditions as it may determine in accordance with the provisions of the 1996 LTIP. Each grant will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to.

     At the time an award of Restricted Shares is made, the Compensation Committee shall establish a period or periods of time (each a "Restricted Period") applicable to such award that shall not be more than ten years. Each award of Restricted Shares may have a different Restricted Period or Restricted Periods. The Compensation Committee, in its sole discretion at the time an award is made, may provide for the incremental lapse of Restricted Periods with respect to a portion or portions of the Restricted Shares awarded, and for the lapse or termination of restrictions upon all or any portion of the Restricted Shares upon the satisfaction of other conditions in addition to or other than the expiration of the applicable Restricted Period.

     The Compensation Committee may also, in its sole discretion, shorten or terminate a Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Shares. Notwithstanding the foregoing, all restrictions shall lapse or terminate with respect to all Restricted Shares upon the Participant's death, disability, or retirement from active employment at or after the age of 60, or such other age as the Compensation Committee may determine.

     A Participant awarded Restricted Shares shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including, without limitation, the right to vote such Restricted Shares, except that the Participant shall not be entitled to delivery of the stock certificate evidencing Restricted Shares until the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Compensation Committee. In addition, none of the shares then subject to a Restricted Period may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period applicable to such shares and until the satisfaction of any other conditions prescribed by the Compensation Committee. All of the shares then subject to a Restricted Period shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company if the Participant ceases to be an employee of the Company or any of its subsidiaries before the expiration or termination of such Restricted Period and the satisfaction of any other conditions prescribed by the Compensation Committee applicable to such Restricted Shares.

     Dividends, if any, in respect of Restricted Shares shall be currently paid; provided, however, that in lieu of paying currently a dividend of shares of Common Stock in respect of Restricted Shares, the Compensation Committee may, in its sole discretion, register in the name of a Participant a stock certificate representing such shares of Common Stock issued as a dividend in respect of such Restricted Shares, and may cause the Company to hold such certificate in custody for the Participant's account subject to the same terms and conditions as such Restricted Shares.

     Performance Units. The Compensation Committee shall designate the Participants to whom Performance Units, valued based upon the long-term performance of the Company, are to be awarded under the 1996 LTIP and shall determine the terms for such awards. At the time an award of Performance Units is made, the Compensation Committee shall prescribe a range of long-term financial or other performance objectives, including minimum, maximum and target objectives of the Company ("Long-term Objectives") and shall specify a period (the "Incentive Period") during which the Company's performance will be measured. Generally, the Incentive Period shall commence on the date such Performance Unit is granted and shall last for such period, not shorter than two years nor longer than ten years, as the Compensation Committee shall designate. The Compensation Committee shall also determine a range of dollar values of each Performance Unit associated with such range of Long-term Objectives.

     If the minimum Long-term Objective prescribed by the Compensation Committee for any Performance Unit is not achieved or exceeded, then such Performance Unit shall have no value and no amount shall be payable with respect thereto. If such minimum Long-term Objective is achieved or exceeded, then the value of all Performance Units to be paid with respect thereto shall be based upon the level of Long-term Objective achieved, subject to any maximum performance unit value imposed by the Compensation Committee. If during the course of an Incentive Period there shall occur significant events that were not foreseen in establishing the minimum Long-term Objective for such Incentive Period and which the Compensation Committee expects to have a substantial effect on such objective during such Incentive Period, in its sole discretion, the Compensation Committee may revise such objective.

     Provided the minimum Long-term Objectives are met and Participants are employees of the Company or one of its subsidiaries as of the last day of the Incentive Period, Participants shall be eligible to receive an award payable, as determined by the Compensation Committee, in cash or in shares of Common Stock, with a fair market value equal to the value of such Performance Units (determined in accordance with the dollar values assigned by the Compensation Committee to the Long-term Objectives), as of the last day of the Incentive Period. Generally, any Performance Units awarded to a Participant during the Participant's employment period for which the Incentive Period has not ended shall be forfeited upon the date such employment terminates.

CHANGES IN CONTROL

     Unless a Participant's written agreement evidencing an award of Stock Options, Restricted Shares, or Performance Units under the 1996 LTIP provides otherwise, in the event that, while any Stock Options, Restricted Shares, or Performance Units are outstanding under the 1996 LTIP: (a) there shall occur a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any similar provision promulgated under the Exchange Act; (b) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (c) during any period of two consecutive years commencing on or after August 22, 1996, individuals who at the beginning of the period constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors then in office, unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; then, each Stock Option, Restricted Share and Performance Unit outstanding immediately prior to the consummation of such transaction, without the necessity of any action by the Board of Directors, shall become fully vested and all restrictions on such shares shall lapse, and (A) the holder of any outstanding Stock Option shall be entitled, immediately prior to the effective date of such transaction, to exercise such Stock Option; (B) the holder of any Restricted Shares shall be entitled to receive a stock certificate representing a number of shares of Common Stock equal to the number of Restricted Shares with respect to which the applicable restrictions have lapsed or terminated; and (C) the recipient of any Performance Unit shall be entitled, immediately prior to the effective date of such transaction, to receive the value of each unit.

TRANSFERABILITY; AMENDMENTS

     Stock Options granted under the 1996 LTIP shall not be transferable otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and Stock Options shall be exercisable during the lifetime of the Participant only by the Participant or by the Participant's guardian or legal representative (unless such exercise would disqualify a Stock Option as an incentive stock option).

     The Board of Directors of the Company shall have the right to amend, suspend or terminate the 1996 LTIP at any time; provided, however, that an amendment shall be subject to shareholder approval if such approval is required by Rule 16b-3 promulgated under the Exchange Act or under any successor rule, the Code or the rules of any securities exchange or market system on which securities of the Company are listed or admitted to trading at the time such amendment is adopted.

ESTIMATION OF BENEFITS

     The amounts that will be paid pursuant to the 1996 LTIP (other than to Outside Director Participants) are not currently determinable. Had the 1996 LTIP been in effect during the Company's 1996 fiscal year, and assuming that the Compensation Committee would have administered it in the same manner in which it currently administers the 1993 Stock Option Plan, the stock-based awards reflected in the following table would have been received by the individuals and groups referred to below (after giving effect to the Stock Dividend):

                                                                            1996 LONG TERM
                                                                            INCENTIVE PLAN
                             NAME AND POSITION                              STOCK OPTIONS
    --------------------------------------------------------------------    --------------
    Thomas W. Sturgess..................................................         23,334
      Chairman and Former Chief Executive Officer
    Robert M. Linton....................................................         23,334
      President and Chief Executive Officer
    Fergus J. Walker....................................................         23,334
      Executive Vice President
    Garry F. Edmundson..................................................         10,000
      President Western Homes Corporation
    Merle W. Miller, II.................................................         10,000
      Vice President Redman Homes
    Philip C. Surles....................................................         10,000
      Vice President Redman Homes
    Executive Officer Group.............................................        132,002
    Non-Executive Officer Director Group................................         15,000
    Non-Executive Officer Employee Group................................        114,004

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the 1996 LTIP is not comprehensive and is based on current income tax laws, regulations and rulings.

     Incentive Stock Options. An optionee does not recognize income on the grant of an incentive stock option. Generally, if an optionee exercises an incentive stock option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. The optionee's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee's basis in the shares.

     If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (1) the amount realized on the Early Disposition, or (2) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares. If an optionee disposes of such shares for less than the optionee's basis in the shares, the difference between the amount realized and the basis will be a long-term or short-term capital loss, depending upon the holding period of the shares.

     Non-Qualified Stock Options. Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under the Code. Although an optionee does not recognize income at the time of the grant of the option, the optionee recognizes ordinary income upon the exercise of a non-qualified option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of the exercise price.

     As a result of an optionee's exercise of a non-qualified stock option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the option is exercised.

     The Stock Options for Outside Director Participants under the 1996 LTIP will be non-qualified stock options.

     Restricted Shares; Performance Units. Grantees of Restricted Shares and Performance Units do not recognize income at the time of the grant of such stock or units. However, when Restricted Shares become free from any restrictions or when Performance Units are paid, grantees recognize ordinary income in an amount equal to the cash received and the fair market value of the Restricted Shares on the date all restrictions lapse, and the Company is entitled to a deduction in the same amount. Alternatively, the grantee of Restricted Shares may elect to recognize taxable income in the year the Restricted Shares are awarded in an amount equal to the fair market value of the shares at such time. In that event, the Company is entitled to a deduction in such year in the same amount.

     Limitation on Deduction. Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee to the extent such remuneration exceeds $1 million. Under regulations issued by the Internal Revenue Service, an employee is a covered employee if the employee's compensation is required to be reported in the Summary Compensation Table of a company's proxy statement and the employee is employed as of the last day of the taxable year. Code Section 162(m) does not apply to compensation payable solely on account of the attainment of one or more performance goals if
(1) the goals are determined by a committee of two or more outside directors,
(2) the material terms under which the remuneration will be paid, including the goals, are disclosed to shareholders and approved by a majority of the shareholders, and (3) the committee of two or more outside directors certifies that the goals have been met. The Company will consider the limitation imposed by Code Section 162(m) and will determine what, if any, action is appropriate with respect to the administration of the 1996 LTIP.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal and represented in person or by proxy is required for approval.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1996 LTIP.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

     The Company's Restated Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of Common Stock, $.01 par value per share. As of June 27, 1996, 13,342,751 shares of Common Stock were issued and outstanding, an additional 526,504 shares of Common Stock were subject to options granted under the Company's stock option plans, and an additional 1,162,000 shares were held as treasury shares, leaving a balance of 4,968,745 authorized, unissued and unreserved shares of Common Stock. The Company's Board of Directors has proposed that the Company's Restated Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000.

     The Board of Directors believes that the authorization of such additional shares of Common Stock is in the best interests of the Company and its shareholders and is appropriate in order to provide added flexibility for future corporate purposes, which may include capital and financing needs, stock distributions and stock splits, business acquisitions, management incentive and employee benefit plans and other general corporate purposes. The increase in the number of authorized shares of Common Stock will permit the Board of Directors to approve the issuance of additional shares of Common Stock if warranted without the need for further action by shareholders to authorize such shares, subject to present or future requirements of any stock exchange or quotation system upon which the Common Stock may be listed and applicable law. The Board of Directors believes that the availability of such additional shares of Common Stock would enable the Company to act promptly to take advantage of various corporate opportunities as such opportunities arise without the delay or cost of calling a special shareholder meeting to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares.

     The additional authorized shares of Common Stock also could conceivably be issued to make any attempt to acquire control of the Company more difficult and costly and thereby discourage attempts to acquire the Company. For example, additional shares of Common Stock could be sold in private placement transactions to purchasers who support the Board of Directors and who are opposed to a takeover bid that the Board of Directors believes is not in the best interests of the Company and its shareholders. Additional shares of Common Stock also could be issued to increase the aggregate number of outstanding shares of Common Stock, thereby diluting the interests of parties attempting to obtain control of the Company. If an issuance of additional shares of Common Stock is made on other than a pro rata basis to all shareholders, dilution of ownership interest and voting power of existing shareholders may occur and, depending on the consideration for which the shares of Common Stock were issued, such additional shares could dilute earnings per share.

     There are at present no plans or arrangements concerning the issuance of additional shares of Common Stock, except pursuant to outstanding stock options and employee benefit plans and the 1996 LTIP. If any plans or arrangements are made concerning the issuance of any such shares, holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote with respect thereto, depending upon the nature of any such transaction, the law applicable thereto, the policy of any stock exchange or quotation system upon which the shares of Common Stock may be listed at such time and the judgment of the Board of Directors.

     None of the outstanding shares of Common Stock have preemptive rights or cumulative voting rights. The proposed amendment to the Company's Restated Certificate of Incorporation would not change the terms and conditions of the outstanding shares of Common Stock and the additional shares of Common Stock proposed to be authorized when issued would be identical to the outstanding shares of Common Stock. The proposed amendment to the Company's Restated Certificate of Incorporation is set forth in the attached Exhibit B.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of two-thirds of the outstanding shares of Common Stock is required for approval of the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of June 27, 1996, certain information regarding beneficial ownership of Common Stock by (i) each person known by the Company to beneficially own five percent or more of its outstanding Common Stock, (ii) each of the directors and certain executive officers of the Company individually and (iii) all directors and executive officers of the Company as a group.

                                                                  AMOUNT AND
                                                                   NATURE OF
                                                                  BENEFICIAL         PERCENT
                           SHAREHOLDER                           OWNERSHIP (1)     OF CLASS (1)
    ---------------------------------------------------------    -------------     ------------
    FMR Corp.................................................        997,400(2)         7.5
      82 Devonshire Street
      Boston, MA 02109
    Merrill Lynch & Co., Inc.................................      1,088,000(3)         8.2
      World Financial Center, North Tower
      250 Vesey Street
      New York, NY 10281
    James T. Callier, Jr.....................................          9,000(4)           *
    Henry T. DeNero..........................................          6,000(5)           *
    Garry F. Edmundson.......................................          7,500(6)           *
    Frank J. Feraco..........................................          7,000(7)           *
    Robert M. Linton.........................................        156,520(8)         1.2
    Merle W. Miller, II......................................         23,500(6)           *
    C.A. Rundell, Jr.........................................         13,500(9)           *
    Robert L. Stark..........................................         11,500(9)           *
    Thomas W. Sturgess.......................................         47,502(8)           *
    Philip C. Surles.........................................          5,685(10)          *
    Fergus J. Walker.........................................         56,896(8)           *
    All directors and executive officers as a group..........        424,719(11)        3.2

- ---------------

* Represents less than 1%

 (1) The information contained in this table with respect to Common Stock ownership reflects "beneficial ownership" of shares, as defined in Rule 13d-3 under the Exchange Act. Unless otherwise indicated, the shareholders identified in this table have sole voting and investment power with respect to the shares owned of record by them.

 (2) FMR Corp. ("FMR") has the sole power to dispose of or direct the disposition of 997,400 shares of Common Stock. Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), is the beneficial owner of 997,400 shares of Common Stock as a result of acting as investment adviser to various investment companies (the "Funds"), registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act"). Additionally, Edward C. Johnson, 3rd, Chairman of FMR, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 997,400 shares of Common Stock owned by the Funds. Neither FMR nor Edward C. Johnson, 3rd has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Members of the Edward C. Johnson, 3rd family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR, representing 49% of the voting power of FMR. Edward C. Johnson, 3rd owns 12% and Abigail P. Johnson, a director of FMR, owns 24.5% of the aggregate outstanding voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement. These Johnson family members, through their ownership of voting common stock and the execution of the shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR. The information provided above was derived from a Schedule 13G dated February 14, 1996 filed by FMR, Mr. Johnson and Fidelity with the Securities and Exchange Commission (the "Commission"), to which reference is hereby made.

 (3) Merrill Lynch & Co., Inc. ("ML&Co.") may be deemed to be the beneficial owner of 1,088,000 shares of Common Stock by virtue of its control of its wholly owned subsidiary, Merrill Lynch Group, Inc. ("ML Group"). ML Group may be deemed to be the beneficial owner of such shares by virtue of its control of its wholly owned subsidiary, Princeton Services, Inc. ("PSI"). PSI may be deemed to be the beneficial owner of such shares by virtue of its being the general partner of Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") and Fund Asset Management ("FAM"). Each of MLAM and FAM are registered under Section 203 of the Advisers Act and may be deemed to be the owners of a portion of such shares. MLAM may be deemed to be the beneficial owner of less than 5% of the outstanding Common Stock as a result of acting as investment adviser to several investment companies registered under the Investment Company Act. FAM may be deemed to be the beneficial owner of 826,000 shares of the outstanding Common Stock as a result of acting as investment adviser to several investment companies registered under the Investment Company Act including Merrill Lynch Special Value Fund, Inc. (the "Fund"), which is the beneficial owner of 826,000 shares of Common Stock. Pursuant to Rule 13d-4 promulgated under the Exchange Act, ML&Co., ML Group, PSI, MLAM, FAM and the Fund disclaim beneficial ownership of such shares. The information provided above was derived from a Schedule 13G dated January 30, 1996 filed by ML&Co., ML Group, PSI, FAM and the Fund with the Commission, to which reference is hereby made.

 (4) Includes 1,000 shares of Common Stock issuable upon exercise of an option granted pursuant to the 1993 Stock Option Plan. See "-- Election of Directors -- Compensation of Directors" and "Executive
     Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan."

 (5) Includes 6,000 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "-- Election of Directors -- Compensation of Directors" and "Executive
     Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan."

 (6) Includes 7,500 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "Executive Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan" and "-- Stock Options Granted."

 (7) Includes 7,000 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "-- Election of Directors -- Compensation of Directors" and "Executive
     Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan."

 (8) Includes 17,502 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "Executive Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan" and "-- Stock Options Granted."

 (9) Includes 9,500 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "-- Election of Directors -- Compensation of Directors" and "Executive
     Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan."

(10) Includes 5,000 shares of Common Stock issuable upon exercise of options granted pursuant to the 1993 Stock Option Plan. See "Executive Compensation -- Compensation Pursuant to Plans -- 1993 Stock Option Plan" and "-- Stock Options Granted."

(11) Includes an aggregate of 133,006 shares of Common Stock issuable on exercise of options that are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Messrs. Feraco, Rundell and Stark. Base salaries and, for the most part, formula based bonuses, were paid to executive officers during the Company's fiscal year ended March 29, 1996. In addition, the Option Committee granted stock options to executive officers during fiscal 1996 pursuant to the Company's 1993 Stock Option Plan. See
"-- Compensation Pursuant to Plans -- 1993 Stock Option Plan" and "-- Stock Options Granted."

     The Company's executive compensation policy seeks to fairly compensate executives for their performance and contributions to the Company, to provide incentives that will attract and retain key employees and to instill a long-term commitment on the part of employees to the Company, all consistent with shareholders' interests. Compensation of executive officers for fiscal 1996 performance generally consisted of base salary and discretionary bonuses at the Company level and of base salary and formula based bonuses at the Company's operating subsidiaries. Messrs. Miller and Surles participated in such a formula based bonus plan at the subsidiary level. Mr. Edmundson's compensation is determined pursuant to his employment agreement with Western Homes Corporation ("Western Homes"), a subsidiary of the Company. See "-- Employment/Severance Agreements."

     Base salaries and discretionary bonuses historically have been reviewed and adjusted from time to time based on such factors as an individual's performance, contributions, changes in job content and responsibilities and the Company's performance, competitive practices and economic conditions. It is an objective of the Compensation Committee to maintain base salaries that are reflective of the individual executive's experience and responsibility level, and that are competitive with the salary levels of executives at other companies engaged in the same or similar line of business with revenues in a range comparable to those of the Company.

     The Compensation Committee reviewed and approved the base salaries and discretionary bonuses provided to executive officers at the Company level, including Messrs. Sturgess, Linton and Walker, for fiscal 1996. In so doing, the Compensation Committee considered (i) the Company's financial results for fiscal 1996 and the improvement in the financial condition of the Company as a result thereof, (ii) comparative data for comparable companies, to the extent publicly available (which included companies within the Company Peer Group Index used for the purposes of the Performance Graph included herein), and (iii) certain subjective factors, with an emphasis on the performance of the Company's executives. Based upon those factors, the Compensation Committee reviewed and approved specific bonus awards for executive officers at the Company level. The Compensation Committee also approved an increase in Mr. Linton's base salary in connection with his appointment to the additional position of Chief Executive Officer.

     Additionally, the Company's existing 1993 Stock Option Plan, which was administered by the Option Committee and currently is administered by the Compensation Committee, forms the basis for the Company's long term incentive plan for executives and other key employees. An objective of the 1993 Stock Option Plan is to align executive and shareholder long-term interests through stock ownership, thereby creating a link between executive reward and shareholder return. During fiscal 1996, grants were awarded to employees, including executive officers of the Company, under the 1993 Stock Option Plan. See "-- Compensation Pursuant to Plans -- 1993 Stock Option Plan" and "-- Stock Options Granted." Subject to approval of the 1996 LTIP by the Company's shareholders, the Compensation Committee will also administer that plan. See "Approval of the Redman Industries, Inc. 1996 Long Term Incentive Plan."

     The Company generally is not permitted a deduction for compensation paid to its chief executive officer or any of its next four highest paid officers in excess of $1,000,000 each. This limitation is set forth in section 162(m) of the Code. Compensation subject to this limitation includes most forms of compensation, e.g., cash compensation paid under an employment contract and bonuses. Additionally, compensation for this purpose also may include employee stock options for the year in which the Company would be entitled to a deduction with respect to such options, i.e., in the year non-qualified stock options are exercised or, for incentive stock options, the year in which the employee makes a disqualifying distribution of the stock received upon an exercise of the incentive stock option.

     The current compensation of any of the Company's executives is significantly less than $1,000,000. Based upon the final Treasury Regulations promulgated on December 19, 1995, the Company does not believe that the limitation will adversely affect the Company with respect to its current compensation structure. The Company will consider this limitation with respect to future compensation of its executives to determine what, if any, action is appropriate.

                                            Robert L. Stark, Chairman
                                            Frank J. Feraco
                                            C. A. Rundell, Jr.

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended March 29, 1996, March 31, 1995 and April 1, 1994, all cash compensation paid by the Company, as well as certain other compensation paid or accrued, during the Company's last three fiscal years to the persons serving as Chief Executive Officer and each of the four other most highly compensated executive officers of the Company in all capacities in which they served.

                                                          ANNUAL COMPENSATION                                LONG-TERM
                                                  ------------------------------------                      COMPENSATION
                                                                          OTHER ANNUAL      SECURITIES      ------------
                                                                          COMPENSATION      UNDERLYING       ALL OTHER
                                                  SALARY       BONUS         (2)(3)          OPTIONS        COMPENSATION
    NAME AND PRINCIPAL POSITION(1)       YEAR       ($)         ($)           ($)             (#)(4)           (5)($)
- ---------------------------------------  ----     -------     -------     ------------     ------------     ------------
Thomas W. Sturgess                       1996     125,000     125,000           765            23,334               0
  Chairman and Former                    1995      10,417      10,000             0            23,334               0
  Chief Executive Officer                1994           0           0             0                 0               0
Robert M. Linton                         1996     233,333     400,000        14,951            23,334          18,322
  President and Chief                    1995     215,000     300,000        12,000            23,334          15,254
  Executive Officer                      1994     200,004     225,000         9,882           248,828          11,637
Fergus J. Walker                         1996     200,000     340,000        12,430            23,334          16,863
  Executive Vice President               1995     190,000     260,000         9,431            23,334          11,915
                                         1994     180,000     175,000         7,004            84,348           9,375
Garry F. Edmundson                       1996     127,404     218,796         9,439            10,000          31,068
  President                              1995     125,000     290,179         2,961            10,000          24,322
  Western Homes                          1994     102,668     172,682         6,469            49,766          22,494
Merle W. Miller, II                      1996     132,000     289,289        12,164            10,000          15,745
  Vice President                         1995     123,000     240,607         7,445            10,000          11,773
  Redman Homes                           1994     120,000     163,094         4,342            51,320           7,166
Philip C. Surles                         1996      82,333     233,342         5,678            10,000           9,734
  Vice President                         1995      73,000     122,315         3,314            10,000           6,255
  Redman Homes                           1994      73,000      94,513         2,898             4,852           5,169

- ---------------

(1) The positions indicated beneath each individual's name below were the positions held by such individuals during fiscal 1996.

(2) The Company provides certain benefits to certain of its executive officers. The aggregate incremental costs of these benefits to the Company for each officer do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each such officer.

(3) Other Annual Compensation for each of the named executive officers consists of gross-up payments for tax liabilities incurred in connection with the return of employee contributions from the Savings and Retirement Plan resulting from regulatory limitations with respect thereto. See
     "-- Compensation Pursuant to Plans -- Savings and Retirement Plan" and
     "-- Savings and Retirement Restoration Plan."

(4) The option amounts stated in this table are adjusted to reflect the effect of the Stock Dividend.

(5) All Other Compensation consists of the following contributions and payments by the Company for fiscal 1996 on behalf of the named executive officers:

                                                  LINTON    WALKER    EDMUNDSON   MILLER    SURLES
                                                  -------   -------   ---------   -------   -------
Contributions to Savings & Retirement Plan......  $ 5,176   $ 3,102    $ 2,988    $ 5,066   $ 3,414
Contributions to Savings & Retirement
  Restoration Plan..............................   12,450    10,953      8,184      9,983     5,168
Rental and Automobile Allowances................        0         0     16,526          0         0
Payments for Term Life Insurance................      696     2,808      3,370        696     1,152
                                                  -------   -------   ---------   -------   -------
          Total.................................  $18,322   $16,863    $31,068    $15,745   $ 9,734
                                                  =======   =======   ========    =======   =======

See "-- Compensation Pursuant to Plans -- Savings and Retirement Plan" and "-- Savings and Retirement Restoration Plan."

EMPLOYMENT/SEVERANCE AGREEMENTS

     Each of Messrs. Sturgess, Linton and Walker has entered into an employment agreement with the Company. No fixed term of employment is provided by such employment agreements, which provide for minimum base annual salaries of $125,000, $215,000 and $190,000 to Messrs. Sturgess, Linton and Walker, respectively. Such employment agreements provide that the executive shall be entitled to an annual bonus in an amount determined by the Compensation Committee in its sole discretion. The employment agreements provide that upon termination of the executive's employment by the executive for good reason or by the Company for any reason other than cause or the executive's death, permanent disability or retirement, such executive would be entitled to receive severance pay in an amount equal to the sum of (i) the executive's base annual salary then in effect plus (ii) 75% of the executive's base annual salary then in effect or the highest annual bonus paid to the executive during such executive's employment under the employment agreement, whichever is higher, plus (iii) a bonus for the period beginning on the first day of the Company's then current fiscal year and ending on the date of termination (the "Stub Period") in an amount to be determined by the Compensation Committee in its sole discretion. If, at any time within two years following a change of control (as defined therein), the executive voluntarily resigns or the Company terminates the executive's employment for any reason, the employment agreements provide that the executive would be entitled to receive (in lieu of the severance pay described in the preceding sentence) severance pay in an amount equal to the sum of (i) two times the executive's base annual salary then in effect plus (ii) two times 75% of the base annual salary then in effect or two times the highest annual bonus paid to the executive during such executive's employment under the employment agreement, whichever is higher, plus (iii) a bonus for the Stub Period in an amount to be determined by the Compensation Committee in its sole discretion; provided, however, that the total amount payable to the executive under clauses (i) and (ii), of this sentence shall not exceed $1,000,000. If the executive becomes entitled to payments or benefits under any arrangement with the Company (including under the employment agreements) which are subject to excise tax (collectively, "Payments"), the employment agreements provide that the Company shall pay to such executive an additional amount such that the net amount retained by the executive, after (i) excise tax on Payments, (ii) federal, state and local income and excise tax upon the payment described in this sentence and (iii) interest and penalties arising from delayed payment of the excise tax, shall be equal to the full amount of the Payments.

     Mr. Edmundson entered into an employment agreement with Western Homes pursuant to which Mr. Edmundson agreed to serve as President of Western Homes through March 31, 1998 in exchange for, among other things, (i) an annual salary of $130,000 and (ii) an annual bonus equal to a percentage of the profits of Western Homes subject to certain deductions. Western Homes has the right to terminate the employment agreement at any time without cause by paying a sum equal to $10,833 multiplied by the number of months remaining under the term of such agreement and, in the event such agreement is terminated due to the employee's death or incapacity or is not renewed at the end of its term, Western Homes will pay to Mr. Edmundson (or his designees or estate) $10,833 per month for six months following such termination.

COMPENSATION PURSUANT TO PLANS

     Savings and Retirement Plan. The Company currently maintains a qualified defined contribution retirement and savings plan for the benefit of its employees, including its executive officers (the "Retirement Plan"). Under the Retirement Plan, participants may generally elect to defer not less than 1% nor more than 15% of their pre-tax compensation (as described below), subject to certain limits, for each payroll period. Amounts deferred, up to 6% of a participant's pre-tax compensation, are called Matched Salary Deferral Contributions. Each month, the Company contributes to participant accounts an amount equal to (i) 50% of the Matched Salary Deferral Contributions made for such month less (ii) the aggregate amount forfeited by participants who leave the employment of the Company prior to becoming fully vested in their matching contribution accounts, and which has not previously been used to offset the Company's matching contribution. In addition, the Company may make an annual supplemental matching contribution, at the sole discretion of its Board of Directors.

     Each participant is entitled to a lump sum cash distribution of the total value of the participant's account upon reaching the retirement age of 65 or upon the participant's death or permanent disability. At the time of termination of employment with the Company for any other reason, each participant is entitled to a lump sum cash distribution of 100% of the participant's individual contributions and any earnings thereon and the vested portion of the employer contributions in the participant's account. Employer contributions are subject to a vesting schedule with the employee being 100% vested in such contributions after five years of employment.

     The pre-tax compensation covered by the Retirement Plan is the gross amount reported on the participant's federal income tax withholding statement exclusive of prizes, awards, car allowances, moving expenses, executive medical reimbursements, automobile insurance, referral bonuses, group term life and severance pay up to a maximum amount as specified under the Code (presently $150,000).

     Savings and Retirement Restoration Plan. The Company currently maintains a non-qualified supplemental defined contribution retirement plan for its "highly compensated employees" (as defined under the Code), including the individuals listed on the Summary Compensation Table above (the "Savings and Retirement Restoration Plan"). Under the Savings and Retirement Restoration Plan, a participant may generally elect to have an after-tax amount up to the maximum of the excess, if any, of 15% of such participant's pre-tax compensation (as described below) over the maximum allowable participant contribution under the Retirement Plan for each payroll period transferred to an annuity account purchased by the participant. Each month, the Company is required to contribute to participant accounts an amount equal to the excess of the amount of the Company's matching contribution under the Retirement Plan if (i) contributions to the Retirement Plan were not subject to restrictions imposed by the Code and
(ii) the participant's after-tax contribution under the Savings and Retirement Restoration Plan were added to such participant's contribution under the Retirement Plan for such month, over the amount of the Company's matching contribution under the Retirement Plan for such month. In addition, the Company may make an annual supplemental matching contribution, at the sole discretion of its Board of Directors. The Company's matching contributions, as well as earnings on participant accounts, are taxable to the executive in the calendar year during which contributions are made and earnings are credited under the Savings and Retirement Restoration Plan.

     Participants are always 100% vested in their deferred contributions, earnings and matching contributions under the Savings and Retirement Restoration Plan. The total value of each participant's accumulations under the Savings and Retirement Restoration Plan is payable to the participant upon the termination of the participant's employment with the Company either (i) in the form of a Qualified Joint and Survivor Annuity (as defined therein) or (ii) in such other form as may be permitted under the terms of the participant's annuity contract.

     The pre-tax compensation covered by the Savings and Retirement Restoration Plan is the same as that covered by the Retirement Plan, determined without regard to the dollar limit under the Retirement Plan.

     Bonus Plans. The Company currently maintains various compensation plans providing for the payment of cash bonuses to its employees. Executive officers of the Company may receive bonuses at the discretion of the Compensation Committee of the Board of Directors. Middle and upper management employees at the Company's subsidiaries participate in plans that provide, in most cases, for the payment of quarterly and annual formula based bonuses based upon the profitability of the operating units for which they are responsible.

     Incentive Holders' Stock Option Plan. The Company has adopted a nonqualified stock option plan (the "Incentive Holders' Stock Option Plan") for certain of its officers and key employees including certain named executive officers who held outstanding Incentive Units (as defined below) that were granted prior to the consummation of the Company's initial public offering in September 1993 (the "Initial Public Offering").

     In September 1992, at which time the Company was privately held, the Company and a former subsidiary adopted forms of incentive unit agreements for the grant of incentive units ("Incentive Units") to certain key employees. In November 1992, the Company and a former subsidiary of the Company awarded Incentive Units to certain key employees including Messrs. Linton, Walker, Edmundson, Miller and Surles. Immediately prior to the consummation of the Company's Initial Public Offering in September 1993, all outstanding Incentive Units were exchanged for stock options to purchase shares of Common Stock granted under the Incentive Holders' Stock Option Plan. Additionally, under the Incentive Holders' Stock Option Plan, options are fully vested with differing exercise dates. However, the Common Stock that may be acquired on exercise of such an option (net of any shares retained by the Company to pay withholding taxes required to be paid by the Company) is required to be issued to the option holder on the exercise date unless the optionee elects not to exercise the option within five business days of such exercise date, in which case the option expires with respect to the shares then exercisable. Each option holder must include, in taxable income, the fair market value on the exercise date of those shares of Common Stock the option holder is entitled to acquire on such date unless the option holder has elected not to receive such shares.

     Since the purposes for which the Incentive Holders' Plan was adopted were fulfilled, the Board of Directors amended the Incentive Holders' Plan so that no further shares are available for grant under the Incentive Holders' Plan.

     1993 Stock Option Plan. The Company has adopted a qualified and nonqualified stock option plan (the "1993 Stock Option Plan") for certain of its officers, key employees and independent directors. A total of 700,000 shares of Common Stock (adjusted to reflect the Stock Dividend) has been reserved for issuance under the 1993 Stock Option Plan. The maximum number of shares as to which options may be granted to a single individual under the 1993 Stock Option Plan is 300,000 (adjusted to reflect the Stock Dividend). During fiscal 1996, the Option Committee (consisting of Messrs. Feraco, Rundell and Stark) possessed all powers attendant to the administration of the 1993 Stock Option Plan, including the power to grant options, which powers have been assumed by the Compensation Committee.

     Under the 1993 Stock Option Plan, certain executive officers and key employees are eligible to receive qualified and non-qualified options to purchase shares of Common Stock. Stock options are exercisable at such time and on such terms as the Compensation Committee determines. The Compensation Committee may provide for the immediate vesting and exercisability of options granted under the 1993 Stock Option Plan upon the occurrence of an event constituting a change of control (as defined in the 1993 Stock Option Plan). All options granted under the 1993 Stock Option Plan in fiscal 1996, including those to the named executive officers, contain such a provision. Options granted have exercise prices equal to the fair market value per share of the Common Stock on the date of grant. Pursuant to the terms of the 1993 Stock Option Plan, no incentive options may be granted after ten years from the date of the plan. Subject to certain additional limitations, no option by its terms is exercisable after the expiration of ten years from the date of grant, or such other period (in the case of non-qualified options) or such shorter period (in the case of incentive options) as the Compensation Committee in its sole discretion may determine. Stock options are exercisable only if the holder is an officer or employee of the Company at the time of exercise (subject to certain grace periods). Stock options are not transferable, except by will and by the laws of descent and distribution.

     Subject to certain limitations in the case of incentive options, an optionee under the 1993 Stock Option Plan must pay the full option price upon exercise of an option (i) in cash, (ii) with the consent of the Compensation Committee, by delivering shares of Common Stock already owned by such optionee (including shares to be received upon exercise of the option) and having a fair market value at least equal to the exercise price or (iii) in any combination of the foregoing. The Company may require the optionee to satisfy the Company's federal tax withholding obligations with respect to the exercise of options by
(i) additional withholding from the optionee's salary, (ii) requiring the optionee to pay in cash or (iii) reducing the number of shares of Common Stock to be issued (except in the case of incentive options).

     The 1993 Stock Option Plan also provided for the automatic grant, after each annual meeting of the Company's shareholders, to each person who is serving as an independent director (i.e., excluding directors who are employees of the Company) of an option to purchase an aggregate of 2,000 shares (as adjusted for the Stock Dividend) of Common Stock. In addition, each independent director was granted an option under the 1993 Stock Option Plan to purchase 10,000 shares (as adjusted for the Stock Dividend) of Common Stock on the third business day following the effective date of such independent director's initial election to office. The options granted to independent directors under the 1993 Stock Option Plan vest 50% on the first anniversary after the date of grant, with the remaining 50% vesting in two equal installments on the second and third anniversaries of the date of grant. Such options have additional terms and conditions similar to those described above with respect to the 1993 Stock Option Plan generally. Upon the approval of the Company's 1996 Long Term Incentive Plan, no additional options will be granted to directors under the 1993 Stock Option Plan. See "Election of Directors -- Compensation of Directors" and "Approval of Redman Industries, Inc. 1996 Long Term Incentive Plan."

STOCK OPTIONS GRANTED

     The following table sets forth certain information concerning stock options granted during fiscal 1996 to each of the executive officers named in the Summary Compensation Table. The table also sets forth certain hypothetical gains that would exist for the options over the full option term, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock.

                        OPTION GRANTS IN FISCAL 1996(1)

                                              INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                           -------------------------------------------------------                      VALUE AT ASSUMED
                            NUMBER OF      % OF TOTAL                                                     ANNUAL RATES
                            SECURITIES      OPTIONS                                                      OF STOCK PRICE
                            UNDERLYING     GRANTED TO    EXERCISE     MARKET PRICE                      APPRECIATION FOR
                             OPTIONS       EMPLOYEES      OR BASE     OF STOCK AT                        OPTION TERM(2)
                             GRANTED       IN FISCAL       PRICE       GRANT DATE     EXPIRATION      --------------------
           NAME            (#)(3)(4)(5)       YEAR        ($/SH)       ($/SH)(6)         DATE          5%($)       10%($)
- -------------------------- ------------    ----------    ---------    ------------    ----------      -------      -------
Thomas W. Sturgess........    23,334           9.5         15.125        15.125         1/05/02       120,029      272,305
Robert M. Linton..........    23,334           9.5         15.125        15.125         1/05/02       120,029      272,305
Fergus J. Walker..........    23,334           9.5         15.125        15.125         1/05/02       120,029      272,305
Garry F. Edmundson........    10,000           4.1         15.125        15.125         1/05/02        51,439      116,699
Merle W. Miller, II.......    10,000           4.1         15.125        15.125         1/05/02        51,439      116,699
Philip C. Surles..........    10,000           4.1         15.625        15.625         1/23/02        53,140      120,556

- ---------------

(1) All employee stock options were granted under the 1993 Stock Option Plan. See "-- Compensation Pursuant to Plans -- 1993 Stock Option Plan." All amounts reported in the above table reflect the effects of the Stock Dividend. Accordingly, pursuant to the anti-dilution provisions of the 1993 Stock Option Plan, the number of shares of Common Stock granted pursuant to the reported options was, in each case, multiplied by two and the exercise price thereof divided by two. In addition, and not included in the above table, on January 6, 1995, the Company agreed to grant options (the "Contingent Options") under the 1993 Stock Option Plan to purchase additional shares of Common Stock, in each case (adjusted to reflect the Stock Dividend), as follows: (i) 23,333 shares of Common Stock to each of Messrs. Sturgess, Linton and Walker and (ii) 10,000 shares of Common Stock to each of Messrs. Edmundson and Miller. Such Contingent Options are to be granted at the fair market value of the Common Stock on January 4, 1997, provided that the executive is continuously employed by the Company or a subsidiary thereof through such date. In the event of a change of control (as defined in the 1993 Stock Option Plan), the Company will immediately grant all Contingent Options described in this paragraph to all such executives who have been continuously employed by the Company or a subsidiary thereof through the date of such change of control.

(2) These amounts, based on the assumed appreciation rates of 5% and 10% prescribed by the Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the stock options is possible without an increase in the stock price, which will benefit all shareholders.

(3) Of Messrs. Sturgess', Linton's and Walker's options, each for 23,334 shares of Common Stock, beginning on January 5, 1996, and continuing annually for the following three years, one-fourth of the shares subject to each option become exercisable.

(4) Of Messrs. Edmundson's and Miller's options, each for 10,000 shares of Common Stock, beginning on January 5, 1996, and continuing annually for the following three years, one-fourth of the shares subject to each option become exercisable.

(5) Of Mr. Surles' option for 10,000 shares of Common Stock, beginning on January 23, 1996, and continuing annually for the following three years, one-fourth of the shares subject to such option become exercisable.

(6) For stock options granted to employees pursuant to the 1993 Stock Option Plan, Fair Market Value is defined as the average of the high and low prices of the Common Stock on the date of grant of the stock option.

STOCK OPTIONS EXERCISED

     The following table sets forth, in the aggregate, the number of securities underlying options exercised during fiscal 1996 and states the value at the end of fiscal 1996 of exercisable and unexercisable options remaining outstanding. The "Value Realized" column reflects the difference between the fair market value (the average of the high and low prices on the date of exercise) and the exercise price on the date of grant for all options exercised, even though the executive may have actually received fewer shares as a result of the withholding of shares to cover the withholding taxes withheld by the Company associated with such exercise. The "Value Realized" numbers do not necessarily reflect what the executive might receive should he choose to sell the shares acquired upon the option exercise, since the market price of shares so acquired may at any time be higher or lower than the price on the exercise date of the option.

                         AGGREGATED OPTION EXERCISES IN
             FISCAL 1996 AND 1996 FISCAL YEAR-END OPTION VALUES(1)

                                                                                                     VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS AT
                                        SHARES                      UNDERLYING OPTIONS AT                1996 FISCAL
                                      ACQUIRED ON     VALUE        1996 FISCAL YEAR-END(#)              YEAR-END($)(3)
                                       EXERCISE      REALIZED    ----------------------------    ----------------------------
                NAME                      (#)         ($)(2)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------------------  -----------    --------    -----------    -------------    -----------    -------------
Thomas W. Sturgess..................          0            0        17,502          29,166         171,374         231,138
Robert M. Linton....................     49,764      855,070        17,502          29,166         171,374         231,138
Fergus J. Walker....................          0            0        17,502          29,166         171,374         231,138
Garry F. Edmundson..................          0            0         7,500          12,500          73,438          99,063
Merle W. Miller, II.................          0            0         7,500          12,500          73,438          99,063
Philip C. Surles....................        972       19,678         5,000          12,500          41,875         103,906

- ---------------

(1) All share amounts reported in the above table reflect the effects of the Stock Dividend. The options exercised in fiscal 1996 by Mr. Linton and Mr. Surles were granted under the Company's Incentive Holders' Stock Option Plan. Other options included in the table were granted under the Company's 1993 Stock Option Plan. See "-- Compensation Pursuant to Plans -- Incentive Holders' Stock Option Plan" and "-- 1993 Stock Option Plan."

(2) Based on the difference between the fair market value and the exercise price per share on the respective exercise date.

(3) Based on the difference between the fair market value and the exercise price per share on March 29, 1996.

PERFORMANCE GRAPH

     The following chart compares the cumulative total shareholder return (stock growth plus dividends) on the Company's Common Stock from September 23, 1993, the date of the Initial Public Offering, through March 29, 1996, the end of the Company's fiscal year, with total shareholder return for the same period of the NASDAQ Stock Market -- U.S. (the "Nasdaq Index"), and a Company-selected peer index, weighted by market equity capitalization (the "Peer Group Index"). The companies included in the Peer Group Index are

Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Oakwood Homes Corporation, Schult Homes, Inc. and Skyline Corporation. Cumulative total shareholder returns are calculated assuming that $100 was invested on September 23, 1993 in each of the Common Stock, the Nasdaq Index, and the Peer Group Index, and that all dividends were reinvested. In addition, the Initial Public Offering price of $15.00 was used as the beginning price for the Company's Common Stock on the Performance Graph.

     The comparisons in this table are set forth in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock.

              COMPARISON OF EIGHTEEN MONTH CUMULATIVE TOTAL RETURN
           AMONG REDMAN INDUSTRIES, INC., THE NASDAQ STOCK MARKET --
                          U.S. INDEX PEER GROUP INDEX

      MEASUREMENT PERIOD          REDMAN IN-                     NASDAQ MARKET
    (FISCAL YEAR COVERED)          DUSTRIES       PEER GROUP          US
9/23/93                                    100             100             100
4/1/94                                     118              97              99
3/31/95                                    129             110             111
3/29/96                                    270             157             153

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is composed of Messrs. Feraco, Rundell and Stark. Mr. Sturgess, Chairman of the Board, also served as Chief Executive Officer of the Company and as a member of the Compensation Committee until January 30, 1996. In addition, Mr. Sturgess serves as a general partner of Wingate Partners.

     In September 1993, the Company consummated the Initial Public Offering pursuant to which it and certain of its shareholders (including Wingate Partners, of which Messrs. Callier, Sturgess and a former director of the Company are general partners) sold shares of Common Stock. In February 1994, certain of the Company's shareholders (including Wingate Partners) sold additional shares of Common Stock in a registered public offering (the "Secondary Public Offering"). After giving effect to the Secondary Offering, Wingate Partners no longer owned any shares of the Company's Common Stock.

     In connection with the Initial Public Offering, the Company distributed all of the outstanding common stock of RBPI Holding to the Company's pre-Initial Public Offering shareholders including Wingate Partners (the "Spin-Off"). As a result of the Spin-Off, Wingate Partners and its affiliates own (as of June 27, 1996) approximately 95% of the outstanding capital stock of RBPI Holding. In addition, concurrently with the Spin-Off, the Company entered into a transition services agreement (the "Transition Agreement") pursuant to which it provided certain services to RBPI Holding. The Transition Agreement has been terminated as of September 30, 1995. The Company received $178,000 for services provided during the fiscal year ended

March 29, 1996. Pursuant to the Transition Agreement, RBPI Holding agreed to indemnify the Company against any losses and expenses arising out of the Company's performance of services thereunder.

     In connection with the Spin-Off, the Company and RBPI Holding entered into a separation and indemnification agreement (the "Separation Agreement") which specifies the manner in which the federal income tax liability of the consolidated group of which the Company is the common parent (the "Group") will be allocated for the final year in which RBPI Holding is a member of the Group and for prior taxable years of the Group in which a federal income tax deficiency is asserted. The Separation Agreement also provides for the cancelation of any existing tax sharing or allocation agreements of the Group and for the forgiveness of existing intercompany accounts, except for a payable owed by RBPI Holding to the Company in the amount of approximately $2.0 million (the "Intercompany Payable"). In connection therewith, RBPI Holding issued to the Company a promissory note in the aggregate principal amount of the Intercompany Payable. Principal and interest on the Note is payable in sixteen semi-annual installments, which began on April 1, 1994. Such promissory note bears interest at 7% per annum and is subordinated to the payment in full of all amounts owing under RBPI Holding's senior loan agreement. Finally, the Separation Agreement provides that RBPI Holding and the Company will indemnify each other against certain existing or future claims or liabilities relating to their respective businesses.

     The Company is also contingently liable for certain insurance obligations arising out of the business of RBPI Holding prior to a refinancing consummated by the Company in July 1990. RBPI Holding has agreed to indemnify the Company with respect to, among other things, these obligations. The Company does not believe that any liability which it may incur as a result of the foregoing obligations will be material to the consolidated results of operations or financial position of the Company.

                              CERTAIN TRANSACTIONS

     NCI Building Systems, Inc., of which Board member C.A. Rundell, Jr. is Chairman of the Board, is providing the pre-engineered metal building for a manufactured housing plant being constructed for the Company's Redman Homes subsidiary in Talladega, Alabama at a cost of approximately $525,000. Management believes that this transaction is on pricing terms that are reasonable and competitive, based on quotes received from other suppliers.

                             SECTION 16(A) FILINGS

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of all such
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended March 29, 1996, each of its officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements except for one form for a transfer of shares by Mr. Miller that was filed late.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young as the Company's independent auditors, for the fiscal year ending March 28, 1997. Representatives of Ernst & Young are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                       FEES AND EXPENSES OF SOLICITATION

     The cost of soliciting proxies and cost of the Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally, by telephone, telegraph and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Georgeson & Company, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $5,000, plus reimbursement of certain out-of-pocket expenses.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the next annual meeting of shareholders and who wishes such proposal to be included in the proxy statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, and such proposal must be received by the Company on or
before March   , 1997.

                                 OTHER MATTERS

     The Board of Directors does not intend to present and does not have any reason to believe that others will present at the Meeting any items of business other than as stated in the Notice of Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment and discretionary authority to do so is included in the Proxy.

                                            By Order of The Board of Directors,

                                                    /s/ PAUL L. BARRETT,
                                                      PAUL L. BARRETT,
                                                         Secretary

Dallas, Texas
July   , 1996

                                                                       EXHIBIT A

                            REDMAN INDUSTRIES, INC.
                         1996 LONG TERM INCENTIVE PLAN

     1. Purpose

     The REDMAN INDUSTRIES, INC. 1996 LONG TERM INCENTIVE PLAN (the "1996 Plan") has been established by REDMAN INDUSTRIES, INC. (the "Corporation") to:

          (a) Attract and retain key executives and other key employees;

          (b) Motivate participating employees, by means of appropriate incentives;

          (c) Attract and retain well-qualified individuals to serve as members of the Corporation's Board of Directors;

          (d) Provide incentive compensation opportunities that are competitive with those of other corporations; and

          (e) Further identify the interests of eligible employees with those of the Corporation's other stockholders through compensation alternatives based on the Corporation's Common Stock;

and thereby promote the long-term financial interest of the Corporation, including the growth in value of the Corporation's equity and enhancement of long-term stockholder return.

     2. Scope

     Awards under the 1996 Plan may be granted in the form of (i) incentive stock options ("Incentive Stock Options") as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-qualified stock options ("Non-qualified Options") (unless otherwise indicated, references in the 1996 Plan to "options" include Incentive Stock Options and Non-qualified Options), (iii) shares of Common Stock, $.01 par value per share, of the Corporation (the "Common Stock") that are restricted as provided in paragraph 12 hereof ("Restricted Shares"), or (iv) units valued based upon the long-term performance of the Corporation as determined pursuant to paragraph 13 hereof ("Performance Units"). The maximum aggregate number of shares of Common Stock with respect to which all options (including options granted to Outside Director Participants), Restricted Shares and Performance Units may be awarded from time to time under the 1996 Plan shall be 700,000 (subject to adjustment as described in paragraph 17 hereof); provided, however, that the maximum aggregate number of shares of Common Stock with respect to which Restricted Shares may be awarded from time to time under the 1996 Plan shall be 50,000 (subject to adjustment as described in paragraph 17 hereof). The maximum number of shares of Common Stock with respect to which Incentive Stock Options, Non-qualified Options, Restricted Shares, and Performance Units may be granted in any one year to any employee shall not exceed 200,000 (subject to adjustment as described in paragraph 17 hereof). Shares of Common Stock with respect to which awards are granted may be, in whole or in part, authorized and unissued shares, authorized and issued shares held in the treasury of the Corporation, or issued shares reacquired by the Corporation, as the Board of Directors of the Corporation (the "Board of Directors") shall from time to time determine. If for any reason any shares as to which an option has been granted cease to be subject to purchase thereunder, or any Restricted Shares are forfeited to the Corporation, then the shares in respect of which such option was granted, or such Restricted Shares, shall become available for subsequent awards under the 1996 Plan to the extent permitted by the Code and other applicable law.

     3. Effective Date

     The 1996 Plan shall become effective on August 22, 1996 and, unless sooner terminated pursuant to the terms hereof, the Plan shall terminate on August 22, 2006. The 1996 Plan (and each award granted under the 1996 Plan) will become null and void unless the 1996 Plan is approved no later than August 22, 1997, by the affirmative vote of the holders of a majority of the shares of voting stock of all classes of the Corporation present, or represented, and entitled to vote at a meeting of stockholders of the Corporation at which a majority of the outstanding shares of the Corporation's voting stock is voted on the proposal to approve the 1996 Plan. The agreement relating to each award granted under the 1996 Plan prior to approval of the Plan by stockholders as aforesaid shall expressly provide that such award will not be exercisable or payable prior to such approval and that such award will become null and void unless the 1996 Plan is approved by the stockholders as aforesaid no later than August 22, 1997.

     4. Administration

     (a) The 1996 Plan shall be administered, construed and interpreted by the Compensation Committee of the Board of Directors provided, however, that the Compensation Committee shall be comprised solely of two or more "outside directors" as that term is defined in the regulations under Section 162(m) of the Code. (All references herein to the "Committee" shall be deemed to refer exclusively to the Compensation Committee or any successor thereto of the Board of Directors of the Corporation.) Alternatively, the 1996 Plan may be administered, construed and interpreted by the Board of Directors of the Corporation, if consisting solely of "outside directors" as that term is defined in the regulations under Section 162(m) of the Code.

     (b) With respect to persons subject to Section 16 of the 1934 Act, transactions under the 1996 Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the 1996 Plan or action by the Board of Directors or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors or the Committee, as applicable.

     (c) The Committee shall have plenary authority in its sole discretion and subject to the express provisions of the 1996 Plan, to grant options, to determine the purchase price of the Common Stock covered by each option (the "Exercise Price"), the term of each option and to change the same, the class or classes of shares of Common Stock to be covered by each option, the Employees (as defined in paragraph 5 hereof) to whom, and the time or times at which, options shall be granted and the number of shares to be covered by each option; to designate options as Incentive Stock Options or Non-qualified Options; to grant Restricted Shares and Performance Units and to determine the term of the restricted period and appropriate long-term objectives and other conditions applicable to such Restricted Shares or Performance Units, the Employees to whom and the time or times at which Restricted Shares or Performance Units shall be granted and the number of Restricted Shares or Performance Units to be covered by each grant; whether Performance Units shall be payable in cash or in the form of shares of Common Stock; to interpret the 1996 Plan; to prescribe, amend and rescind rules and regulations relating to the 1996 Plan; to determine the terms and provisions of the option agreements, and the Restricted Share and Performance Unit agreements entered into in connection with awards under the 1996 Plan; to prepare and distribute in such manner as the Committee determines to be appropriate information concerning the 1996 Plan, and to make all other determinations deemed necessary or advisable for the administration of the 1996 Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the 1996 Plan; provided, however, that except as authorized in paragraph 4(a) above, the Committee shall not delegate its authority to construe and interpret the 1996 Plan, to determine which Employees may participate in the 1996 Plan, or its authority to make grants of options, Restricted Shares, or Performance Units.

     (d) The Committee shall function as follows. The Committee may adopt such rules as it deems necessary, desirable or appropriate. The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one of its members as chairman, appoint a secretary (who may or may not be a Committee member, as the case may be) and advise the Board of Directors of such actions. The secretary shall keep a record of all minutes and forward all necessary communications to the Corporation. A majority of the Committee shall constitute a quorum. All decisions of the Committee shall be made by a vote of not less than a majority of the Committee members present at a meeting of the Committee at which a quorum is present or by a written consent signed by all of the members of the Committee. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act in accordance with the preceding sentence, registers his dissent in writing delivered to the other Committee members and to the Board of Directors, shall not be responsible for any such action or failure to act.

     (e) All usual and reasonable expenses of the Committee shall be paid by the Corporation, and no member shall receive compensation with respect to his services for the Committee except as may be authorized by the Board of Directors. The Board of Directors and the Committee may employ attorneys, consultants, accountants or other persons, and the Board of Directors, the Committee, the Corporation and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Board of Directors or the Committee in good faith shall be final and binding upon all Employees who have received awards, the Corporation and all other interested persons. No member of the Board of Directors or the Committee or any person to whom it has delegated duties as aforesaid shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the 1996 Plan or awards made thereunder, and the Corporation shall indemnify and hold harmless each member of the Board of Directors or the Committee or any person to whom it has delegated duties as aforesaid against all loss, cost, expenses or damages, occasioned by any act or omission to act in connection with any such action, determination or interpretation under or of the 1996 Plan, consistent with the Corporation's certificate of incorporation and bylaws.

     (f) Subject to such limitations or restrictions as may be imposed by the Code or other applicable law, the Committee may grant to an Employee who has been granted an award under the 1996 Plan or any other benefit plan maintained by the Corporation or any of its subsidiaries, or any predecessor or successor thereto, in exchange for the surrender and cancellation of such prior award, a new award with such terms and conditions as the Committee may deem appropriate consistent with the provisions of the 1996 Plan.

     5. Eligibility; Factors To Be Considered in Granting Awards

     (a) Except as provided in paragraph (c) hereof, awards shall be granted only to persons who are regular salaried employees of the Corporation or one or more of its Subsidiaries (as defined below) and either are officers of, or hold key positions in or for, the Corporation or any Subsidiary ("Employees"). An Employee who has been granted an award or awards under the 1996 Plan may be granted an additional award or awards, subject to such limitations as may be imposed by the Code on the grant of Incentive Stock Options or other applicable law.

     (b) For purposes of this 1996 Plan, the term "Subsidiary" means any corporation (other than the Corporation) during any period of which fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, directly or indirectly, by the Corporation. For purposes of this 1996 Plan, the term "Affiliate" shall have the same meaning as in Rule 12b-2 promulgated under the 1934 Act.

     (c) Awards of Non-qualified Options shall be made, subject to and in accordance with paragraph 14, to individuals not employed by the Corporation who serve as members of the Board of Directors ("Outside Director Participants").

     6. Exercise Price; Fair Market Value

     The per share Exercise Price of each option for shares of Common Stock shall be determined by the Committee, but shall in no event be less than one hundred percent (100%) of the Fair Market Value on the date the option is granted, subject to the requirements for Incentive Stock Options set forth in paragraph 9 hereof. The Exercise Price will be subject to adjustment in accordance with the provisions of paragraph 17 of the 1996 Plan. For purposes of this 1996 Plan, the term "Fair Market Value per Share" as of any date shall mean, for shares of Common Stock with respect to which Restricted Shares and options shall be granted, the closing price of such Common Stock on such date (or if there are no sales on such date, on the next preceding date on which there were sales), as reported on the New York Stock Exchange Composite Tape, or if such Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system for the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if such Common Stock is not listed or admitted to trading on any national securities exchange, the closing price of such Common Stock as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or if such Common Stock is not listed or admitted to trading on the NASDAQ National

Market System, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ System or such other system as may then be in use, or if such Common Stock is not reported on any such system and is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Stock selected by the Committee, or if no such market maker is making a market in such Common Stock, the fair value of such Common Stock as determined in good faith by the Committee by applying generally recognized principles of valuing closely-held securities; provided, however, that in any event the Fair Market Value per Share shall be appropriately adjusted to reflect events described in paragraph 17 hereof. The Committee shall determine the date on which an option is granted, provided that such date is consistent with the Code and any applicable rules or regulations thereunder.

     7. Term of Options

     The term of each option granted under the 1996 Plan shall be as the Committee shall determine, but in no event shall any option have a term of more than ten (10) years from the date of grant, subject to earlier termination as provided in paragraphs 15 and 16 hereof. If the holder of an Incentive Stock Option owns Common Stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation or any Subsidiary, the term of such Incentive Stock Option shall not exceed five (5) years from the date of grant.

     8. Exercise of Options

     (a) Unless otherwise provided in the option agreement, an option granted under the 1996 Plan shall become one hundred percent (100%) vested at the earliest of the Employee's retirement from active employment at or after Retirement Age or the Employee's death or Total and Permanent Disability (as defined in paragraph 16 hereof). Unless otherwise determined by the Committee, an Employee's Retirement Age ("Retirement Age") hereunder is sixty (60). Each option shall become vested and exercisable in such cumulative installments and upon such events as the Committee may determine in its sole discretion. Subject to the foregoing, the unvested portion of any option granted under the 1996 Plan shall be forfeited on the date the Employee ceases to be an Employee of the Corporation. The Committee may also, in its sole discretion, accelerate the exercisability of any option or installment thereof at any time.

     (b) An option may be exercised at any time or from time to time, as to any or all full shares of Common Stock as to which the option has become exercisable; provided, however, that an option shall not be exercised at any time as to less than fifty (50) shares (or less than the number of shares of Common Stock as to which the option is then exercisable, if that number is less than fifty (50) shares).

     (c) At the time of exercise of any option, the per share Exercise Price of such option shall be paid in full for each share of Common Stock with respect to which such option is exercised. Payment may be made in cash or in shares of the Common Stock, valued at the Fair Market Value per Share on the date of exercise. If the Corporation shall have a class of its Common Stock registered pursuant to
Section 12 of the 1934 Act, an option holder may also make payment at the time of exercise of an option (other than an Incentive Stock Option) for such class of Common Stock by delivering to the Corporation a properly executed exercise notice together with irrevocable instructions to a broker approved by the Corporation that upon such broker's sale of shares with respect to which such option is exercised, it is to deliver promptly to the Corporation the amount of sale proceeds necessary to satisfy the option Exercise Price and any required withholding taxes (subject to the provisions of paragraph 20 hereof).

     (d) Upon the exercise of an option or portion thereof in accordance with the 1996 Plan, the option agreement and such rules and regulations as may be established by the Committee, the holder thereof shall have the rights of a stockholder with respect to the Common Stock issued as a result of such exercise.

     9. Incentive Stock Options

     (a) The Committee shall designate the Employees to whom Incentive Stock Options, as described in Section 422 of the Code or any successor section thereto, are to be awarded under the 1996 Plan and shall determine the class or classes and the number of shares of Common Stock to be covered by each Incentive Stock Option. Incentive Stock Options shall be awarded only to Employees. In no event shall the aggregate Fair Market Value of all Common Stock (determined at the time the option is awarded) with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Corporation and its Subsidiaries) exceed $100,000.

     (b) The Exercise Price of a share of Common Stock under each Incentive Stock Option shall be determined by the Committee; provided, however, that in no event shall such price be less than one hundred percent (100%) of the Fair Market Value per Share as of the date of grant or one hundred ten percent (110%) of such Fair Market Value per Share if the holder of the Incentive Stock Option owns Common Stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation or any Subsidiary. The Exercise Price will be subject to adjustment in accordance with the provisions of paragraph 17 of the 1996 Plan.

     (c) Except as provided in paragraphs 15 and 16 hereof, no Incentive Stock Option shall be exercised at any time unless the holder thereof is then an Employee of the Corporation or one of its Subsidiaries. For this purpose, "Subsidiary" shall include, as under Treasury Regulations Section 1.421-7(h)(3)-(4), example (3), any corporation that is a Subsidiary of the Corporation during the entire portion of the requisite period of employment during which it is the employer of the holder.

     (d) In the event of amendments to the Code or applicable rules or regulations relating to Incentive Stock Options subsequent to the date hereof, the Corporation may amend the provisions of the 1996 Plan, and the Corporation and the Employees holding such Incentive Stock Options may agree to amend outstanding option agreements to conform to such amendments.

     10. Non-qualified Stock Options

     The Committee shall designate the Employees to whom non-qualified stock options are to be awarded under the 1996 Plan and shall determine the class or classes and the number of shares of Common Stock to be covered by each non-qualified stock option. The Exercise Price of a share of Common Stock under a Non-qualified Option shall be determined by the Committee; provided, however, that in no event shall such price be less than one hundred percent (100%) of the Fair Market Value per Share as of the date of grant. The Exercise Price will be subject to adjustment in accordance with the provisions of paragraph 17 of the 1996 Plan.

     11. Non-Transferability of Options

     Options granted under the 1996 Plan shall not be transferable otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and options shall be exercisable during the lifetime of the Employee only by the Employee or by the Employee's guardian or legal representative (unless such exercise would disqualify an option as an Incentive Stock Option).

     12. Award and Delivery of Restricted Shares

     (a) The Committee shall designate the Employees to whom Restricted Shares are to be granted under the 1996 Plan and shall determine the terms for such grants. At the time an award of Restricted Shares is made, the Committee shall establish a period or periods of time (each a "Restricted Period") applicable to such award that shall not be more than ten (10) years. Each award of Restricted Shares may have a different Restricted Period or Restricted Periods. The Committee may, in its sole discretion, at the time an award is made, provide for the incremental lapse of Restricted Periods with respect to a portion or portions of the Restricted Shares awarded, and for the lapse or termination of restrictions upon all or any portion of the Restricted Shares upon the satisfaction of other conditions in addition to or other than the expiration of the applicable Restricted Period. The Committee may also, in its sole discretion, shorten or terminate a Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Shares. Notwithstanding the foregoing, all restrictions shall lapse or terminate with respect to all Restricted Shares upon the Employee's death, Total and Permanent Disability (as defined in paragraph 16 hereof), or retirement from active employment at or after the Retirement Age (as defined in paragraph 8 hereof).

     (b) At the time a grant of Restricted Shares is made to an Employee, a stock certificate representing a number of shares of Common Stock equal to the number of such Restricted Shares shall be registered in the Employee's name but shall be held in custody by the Corporation for such Employee's account. The Employee shall generally have the rights and privileges of a stockholder as to such Restricted Shares, including, without limitation, the right to vote such Restricted Shares, except that, subject to the earlier lapse or termination of restrictions as herein provided, the following restrictions shall apply: (i) the Employee shall not be entitled to delivery of the stock certificate evidencing Restricted Shares until the expiration or termination of the Restricted Period applicable to such shares and the satisfaction of any other conditions prescribed by the Committee; (ii) none of the shares then subject to a Restricted Period shall be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period applicable to such shares and until the satisfaction of any other conditions prescribed by the Committee; and (iii) all of the shares then subject to a Restricted Period shall be forfeited and all rights of the Employee to such Restricted Shares shall terminate without further obligation on the part of the Corporation if the Employee ceases to be an Employee of the Corporation or any of its Subsidiaries before the expiration or termination of such Restricted Period and the satisfaction of any other conditions prescribed by the Committee applicable to such Restricted Shares. Dividends in respect of Restricted Shares shall be currently paid; provided, however, that in lieu of paying currently a dividend of shares of Common Stock in respect of Restricted Shares, the Committee may, in its sole discretion, register in the name of an Employee a stock certificate representing such shares of Common Stock issued as a dividend in respect of Restricted Shares, and may cause the Corporation to hold such certificate in custody for the Employee's account subject to the same terms and conditions as such Restricted Shares. Upon the forfeiture of any Restricted Shares, such forfeited Restricted Shares shall be transferred to the Corporation without further action by the Employee. The Employee shall have the same rights and privileges, and be subject to the same restrictions, with respect to any shares received pursuant to paragraph 17 hereof.

     (c) Upon the expiration or termination of the Restricted Period applicable to such shares and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for herein, the restrictions applicable to the shares subject to such Restricted Period shall lapse and a certificate for a number of shares of Common Stock equal to the number of Restricted Shares with respect to which the restrictions have expired or terminated shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Employee or the Employee's Beneficiary. An Employee's "Beneficiary" is a person or persons (natural or otherwise) designated by such Employee, pursuant to a written instrument executed by such Employee and filed with the Committee, to receive any benefits payable hereunder in the event of such Employee's death. The Corporation shall not be required to deliver any fractional share of Common Stock but shall pay to the Employee or the Employee's Beneficiary, in lieu thereof, the product of (i) the Fair Market Value per Share (determined as of the date the restrictions expire or terminate) and (ii) the fraction of a share to which such Employee would otherwise be entitled. Subject to paragraph 20 hereof, no payment will be required from the Employee upon the issuance or delivery of any Common Stock upon the expiration or termination of a Restricted Period with respect to Restricted Shares.

     13. Award of Performance Units

     (a) The Committee shall designate the Employees to whom Performance Units, valued based upon the long-term performance of the Corporation, are to be awarded under the 1996 Plan and shall determine the terms for such awards. At the time an award of Performance Units is made, the Committee shall prescribe a range of long-term financial or other performance objectives, including minimum, maximum and target objectives of the Corporation ("Long-term Objectives") during the Incentive Period (as defined in paragraph 13(c) hereof) applicable to such Performance Units, and shall determine a range of dollar values of each Performance Unit associated with such range of Long-term Objectives. If the minimum Long-term Objective prescribed by the Committee for any Performance Unit is not achieved or exceeded, then such Performance Unit shall have no value and no amount shall be payable with respect thereto. If such minimum Long-term Objective is achieved or exceeded, then the dollar value of all Performance Units to be paid with respect thereto shall be based upon the level of Long-term Objective achieved, subject to any maximum Performance Unit value imposed by the Committee. If during the course of an Incentive Period there shall occur significant events that were not foreseen in establishing the minimum Long-term Objective for such Incentive Period and which the Committee expects to have a substantial effect on such objective during such Incentive Period, in its sole discretion, the Committee may revise such objective.

     (b) Any Employee who is an Employee of the Corporation or a Subsidiary as of the Valuation Date (as defined in paragraph 13(c)) with respect to Performance Units that have been previously awarded to him, shall, if the minimum Long-term Objective specified in paragraph 13(a) is met, be eligible to receive an award payable, as determined by the Committee, in cash or in shares of Common Stock, with a Fair Market Value equal to the value of such Performance Units determined pursuant to such paragraph 13(a) as of the Valuation Date applicable thereto. Payment of such award shall be made as soon as practicable following the Valuation Date of such Performance Units. Except as otherwise provided in paragraph 15(b) hereof, any Performance Units awarded to an Employee during his employment period for which the Incentive Period has not ended shall be forfeited upon the date such employment terminates, and he shall not be entitled to any payment in respect thereof.

     (c) For purposes of the 1996 Plan,

          (i) the "Incentive Period" with respect to a Performance Unit shall be a period beginning on the date such Performance Unit is granted and lasting for such period, not shorter than two (2) years nor longer than ten (10) years, as the Committee shall designate; and

          (ii) the "Valuation Date" means the last day of the Incentive Period for a Performance Unit.

     14. Stock Option Grants to Outside Director Participants.

     (a) Commencing with the Annual Meeting of the Corporation's stockholders to be held in 1996, each person who is serving as an Outside Director Participant on the third trading day following the later of (i) the date on which the Annual Meeting of the Corporation's stockholders or any adjournment thereof is held in any year and (ii) the date on which the Corporation publicly announces the results of operations of the Corporation for the fiscal quarter immediately preceding such Annual Meeting, shall automatically be granted an Option to purchase 3,000 shares of Common Stock, subject to adjustment as described in paragraph 17. In addition, but without duplication with respect to the foregoing grant to existing Outside Director Participants, an initial grant of an Option to purchase 10,000 shares of Common Stock (subject to adjustment as described in paragraph 17) shall automatically be granted to each individual who is first elected an Outside Director Participant on the third trading date following the effective date of such election. The Options granted hereunder shall be Non-qualified Options and shall be subject to the following:

     (b) Exercise Price. The Exercise Price for each share purchasable under any Non-qualified Option granted hereunder shall be the Fair Market Value per Share at the date such Option is granted. The Exercise Price will be subject to adjustment in accordance with the provisions of paragraph 17 of the 1996 Plan.

     (c) Payment. At the time of exercise of any option, the per share Exercise Price of such option shall be paid in full for each share of Common Stock with respect to which such option is exercised. Payment may be made in cash or in shares of the Common Stock, valued at the Fair Market Value per Share on the date of exercise. If the Corporation shall have a class of its Common Stock registered pursuant to Section 12 of the 1934 Act, an option holder may also make payment at the time of exercise of an option for such class of Common Stock by delivering to the Corporation a properly executed exercise notice together with irrevocable instructions to a broker approved by the Corporation that upon such broker's sale of shares with respect to which such option is exercised, it is to deliver promptly to the Corporation the amount of sale proceeds necessary to satisfy the option Exercise Price.

     (d) Exercisability of Stock Option. Subject to paragraphs (e), (f) and (g) below, (i) fifty percent (50%) of each Option shall be exercisable within one
(1) year after the date of the grant, (ii) an additional twenty-five percent (25%) shall be exercisable within two (2) years after the date of grant, and
(iii) the remainder shall be exercisable three (3) years after the date of the grant. The right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued, such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option. No Option by its terms shall be exercisable after the expiration of ten (10) years from the date of grant of the Option.

     (e) Death. In the event of the death of an Outside Director Participant,
(i) all Options held by such optionee on the date of death shall become exercisable and (ii) the estate of such optionee shall have the right within one
(1) year after the date of death (but in no event after the expiration of the Option) to exercise his Option with respect to all or any part of the shares of stock underlying the Options held by such optionee immediately prior to the time of his death.

     (f) Disability. If an Outside Director Participant's service as a director of the Corporation is terminated because of Total and Permanent Disability (as defined in paragraph 16), (i) all options held by such optionee as of the date of such termination shall become exercisable and (ii) such optionee shall have the right within one (1) year after the date of such termination (but in no event after the expiration of the Option) to exercise his Option with respect to all or any part of the shares of stock underlying the Options held by such optionee immediately prior to the time of such termination.

     (g) Retirement. If an Outside Director Participant retires (as defined herein) from the Corporation, (i) all Options held by such optionee on the date of his retirement shall become exercisable and (ii) such optionee shall have the right, within one (1) year after the date of his retirement (but in no event after the expiration date of the Option) to exercise his Option with respect to all or any part of the shares of stock underlying the Options held by such optionee immediately prior to the time of retirement. "Retirement" for this purpose shall mean either failure of the Corporation to retain or nominate for re-election such Outside Director Participant or such director's ineligibility to run for re-election pursuant to the Corporation's by-laws.

     (h) Other Termination or For Cause. In the event an Outside Director Participant is terminated for any reason other than those specified in paragraphs (e), (f) or (g) above, such optionee shall have the right, within thirty (30) days after the date of such termination (but in no event after the expiration date of the Option), to exercise his Option with respect to all or any part of the shares of stock which such optionee was entitled to purchase immediately prior to such termination; provided, however, that if the optionee is removed from office for Cause (as defined below) by action of the stockholders of the Corporation in accordance with its bylaws and the General Corporation Law of the State of Delaware, or if such optionee voluntarily terminates his service without the consent of the Corporation (of which fact the Committee shall be the sole judge), then such optionee shall immediately forfeit his rights under his Option, except as to the shares of Common Stock of the Corporation already purchased thereunder.

     (i) Ineligibility for Other Grants. Any Outside Director Participant who receives an Option pursuant to this paragraph 14 shall be ineligible to receive any other Option under any other Section of this Plan.

     (j) The Committee. The provisions of this paragraph 14 shall be administered by the Committee solely in accordance with the terms hereof; provided, however, that the Committee shall maintain the authority to interpret this paragraph of the Plan and to make all determinations permitted by this paragraph 14 or deemed necessary for its administration.

     15. Termination of Employment; Forfeiture Events Involving Termination for Cause

     (a) Unless otherwise determined by the Committee, in the event that the employment of an Employee to whom an option has been granted under the 1996 Plan terminates for any reason (except pursuant to an authorized leave of absence for military or government service as determined by the Committee or as set forth in paragraph 16 hereof), such Employee shall have a period of ninety (90) days following termination of employment in which to exercise any then vested options under the 1996 Plan, and at the end of the 90-day period, all rights of such Employee under any then outstanding option shall terminate and shall be forfeited immediately as to any unexercised portion thereof.

     (b) Unless otherwise determined by the Committee, if an Employee to whom Performance Units have been granted ceases to be an Employee of the Corporation or of a Subsidiary prior to the end of the Incentive Period with respect to such Performance Units for any reason other than death, Total and Permanent

Disability or retirement from active employment at or after the Retirement Age, the Employee shall immediately forfeit all such Performance Units. If an Employee to whom Performance Units have been granted terminates employment by reason of retirement on or after the Retirement Age, Total and Permanent Disability or death, he shall, if the minimum Long-term Objectives specified in paragraph 13(a) hereof are met, be eligible to receive an award payable in the form of cash or shares of Common Stock, as determined by the Committee, equal to the value of such Performance Units, determined pursuant to such paragraph 13(a) and payable as soon as practicable following the Valuation Date of such Performance Units. If the Employee terminates employment due to his death or if an Employee who retires from active employment on or after his Retirement Age or terminated employment due to Total and Permanent Disability dies prior to receipt of any such payment, then his designated Beneficiary shall, if the minimum Long-term Objectives specified in paragraph 13(a) are met, be entitled to receive an award payable in the form of cash or shares of Common Stock, as determined by the Committee, equal to the value of such Performance Units, determined pursuant to such paragraph 13(a), and payable as soon as practicable following the Valuation Date of such Performance Units. In the event that the person designated by the Employee as his Beneficiary shall not be living at the time, or if no designation has been made, then the payment of such cash award shall be made to the estate of the Employee.

     (c) Awards granted under the 1996 Plan shall not be affected by any change of duties or position so long as the holder continues to be an Employee. Any option, Restricted Share, or Performance Unit agreement, and any rules and regulations relating to the 1996 Plan, may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates and the effect of leaves of absence. Any such rules and regulations with reference to any option agreement shall be consistent with the provisions of the Code and any applicable rules and regulations thereunder. Nothing in the 1996 Plan or in any award granted pursuant to the 1996 Plan shall confer upon any Employee any right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate such employment at any time.

     (d) Notwithstanding the foregoing provisions of this paragraph 15, if an Employee's employment terminates for "Cause," as defined in the terms of any agreement or award granted under the 1996 Plan, or if a former Employee engages in any activity inimical, contrary or harmful to the interest of the Corporation within three (3) years after termination of employment, all unexercised options, restricted stock or Performance Units will be forfeited immediately upon such termination, and the Employee or former Employee shall pay to the Corporation any option gain realized from exercising options under the 1996 Plan, and/or any proceeds from the vesting of restricted stock or the payment of Performance Units under the 1996 Plan. If no definition of "Cause" appears in the terms of any such agreement or award, then for all purposes of the 1996 Plan, "Cause" shall mean and include (i) the unauthorized disclosure to any third party of any trade secret or confidential information of the Corporation, (ii) the commission of an act of embezzlement or fraud, or (iii) conviction of a felony or any crime of moral turpitude. Acts harmful to the interest of the Corporation shall mean and include accepting employment with or serving as a consultant, advisor or in any other capacity to any business entity that is in competition with the Corporation, or soliciting, recruiting or employing any Employee of the Corporation.

     16. Death or Total and Permanent Disability of Employee

     The following provisions shall apply unless an Employee's written agreement evidencing an award of options, Restricted Shares, or Performance Units under the 1996 Plan provides otherwise. If an Employee to whom an option has been granted under the 1996 Plan shall die or suffer a Total and Permanent Disability while employed by the Corporation or a Subsidiary, such option may be exercised as set forth in this paragraph 16 by the Employee, legal guardian of the Employee (unless such exercise would disqualify an option as an Incentive Stock Option), a legatee or legatees of the Employee under the Employee's last will, or by the Employee's personal representatives or distributees, whichever is applicable, at any time within twelve (12) months after the date of the Employee's death or Total and Permanent Disability, but in no event later than the date on which the option terminates. Notwithstanding the above, if an Employee who terminates employment by reason of Total and Permanent Disability shall die, a legatee or legatees of such Employee under the Employee's last will, or the executor of such Employee's estate, shall only have the right to exercise such option during the period ending twelve (12) months after the date of the Employee's termination of employment by reason of Total and Permanent Disability. For purposes hereof, "Total and Permanent Disability" shall have the meaning set forth in Code Section 22(e)(3) or any successor provision thereto.

     17. Adjustments upon Changes in Capitalization, etc.

     Notwithstanding any other provision of the 1996 Plan, all outstanding awards of options or Restricted Shares under the 1996 Plan, and all terms of the 1996 Plan relating to the maximum number of shares available thereunder or with respect to which awards may be made thereunder to any Employee in any one year, shall automatically be adjusted, insofar as the number and classes of shares available thereunder, the number of shares of Common Stock or other securities covered by an option or award of Restricted Shares and/or to the purchase price of a share of Common Stock or other securities available under, to prevent dilution or enlargement, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. Any fractional shares resulting from such adjustments to options or Restricted Shares shall be eliminated. In the event of any offer to holders of Common Stock generally relating to the acquisition of their shares, the Committee shall make such adjustment as it deems equitable in respect to outstanding options and Restricted Shares, including revision of outstanding options and Restricted Shares so that they may be exercisable or redeemable for or payable in the consideration payable in the acquisition transaction. Any such determination by the Committee shall be conclusive.

     18. Change of Control

     The following provisions shall apply unless an Employee's written agreement evidencing an award of options, Restricted Shares, or Performance Units under the 1996 Plan provides otherwise. In the event that, while any options, Restricted Shares, or Performance Units are outstanding under the 1996 Plan: (a) there shall occur a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act") or any similar provision promulgated under the Act; (b) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Act), becomes the "beneficial owner" (as defined in Rule 13d-3 of the Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities; or (c) during any period of two consecutive years commencing on or after August 22, 1996, individuals who at the beginning of the period constituted the Board cease for any reason to constitute at least a majority of the Board of Directors then in office, unless the election, or the nomination for election by the Corporation's shareholders, of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds ( 2/3) of the directors then in office who were directors at the beginning of the period; then, each option, Restricted Share and Performance Unit outstanding immediately prior to the consummation of such transaction, without the necessity of any action by the Board of Directors, shall become fully vested and all restrictions on such shares shall lapse, and (A) the holder of any outstanding option shall be entitled, immediately prior to the effective date of such transaction, to exercise such option; (B) the holder of any Restricted Shares shall be entitled to receive a stock certificate representing a number of shares of Common Stock equal to the number of Restricted Shares with respect to which the applicable restrictions have lapsed or terminated; and (C) the recipient of any Performance Unit shall be entitled, immediately prior to the effective date of such transaction, to receive the value of each unit.

     19. Termination and Amendment

     The Board of Directors of the Corporation shall have the right to amend, suspend or terminate the 1996 Plan at any time; provided, however, that an amendment shall be subject to stockholder approval if such approval is required by Rule 16b-3 promulgated under the 1934 Act or under any successor rule, the Code or the rules of any securities exchange or market system on which securities of the Corporation are listed or admitted to trading at the time such amendment is adopted. The Board of Directors may delegate to the Committee all or any portion of its authority under this paragraph 19. If the 1996 Plan is terminated, the terms of the 1996 Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. In addition, no suspension, termination, modification or amendment of the 1996 Plan may, without the consent of the Employee to whom an award shall theretofore have been granted, adversely affect the rights of such Employee under such award.

     20. Withholding Tax

     (a) The Corporation shall have the right to deduct from all amounts paid in cash in consequence of the settlement of a Performance Unit under the 1996 Plan any taxes required by law to be withheld with respect to such cash payments. Subject to paragraph 20(c) below, where an Employee or other person is entitled to receive shares of Common Stock pursuant to the exercise of an option or the settlement of a Performance Unit pursuant to the 1996 Plan, the Corporation shall have the right to require the Employee or such other person to pay to the Corporation the amount of any taxes that the Corporation is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon the disposition (within the meaning of Code Section 424(c)) of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code
Section 422(a)(1), the Employee shall be required to give notice to the Corporation of such disposition and the Corporation shall have the right to require the Employee to pay to the Corporation the amount of any taxes that are required by law to be withheld with respect to such disposition.

     (b) Upon termination of the Restricted Period with respect to any Restricted Shares (or such earlier time, if any, as an election is made by the Employee under Code Section 83(b), or any successor provisions thereto, to include the value of such shares in taxable income), the Corporation shall have the right to require the Employee or other person receiving shares of Common Stock in respect of such Restricted Shares to pay to the Corporation the amount of taxes that the Corporation is required to withhold with respect to such shares of Common Stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares of Common Stock held by it to cover the amount required to be withheld. The Corporation shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of taxes that the Corporation is required to withhold with respect to such dividend payments.

     21. Written Agreements; Stock Legends

     Each award of options, Restricted Shares, or Performance Units shall be evidenced by a written agreement, executed by the Employee and the Corporation, which shall contain such restrictions, terms and conditions as the Committee may require, and certificates evidencing shares of Common Stock issued under the 1996 Plan shall have conspicuously noted thereon such restrictions on transferability as the Corporation may require in order to ensure compliance with applicable federal and state securities laws and regulations.

     22. Compliance with Applicable Laws

     Notwithstanding any other provision of the 1996 Plan, the Corporation shall have no liability to issue any shares of Common Stock under the 1996 Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar authority. Prior to the issuance of any shares of Common Stock under the 1996 Plan, the Corporation may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

     23. Effect on Other Stock Plans

     The adoption of the 1996 Plan shall have no effect on awards made or to be made to Employees pursuant to other plans of the Corporation or its Subsidiaries, or any predecessors or successors thereto. The adoption of the formula provisions of paragraph 14 hereof for Outside Director Participants shall supersede and replace the awards of non-qualified stock options to be made to Outside Director Participants under the Corporation's 1993 Stock Option Plan, effective for the Annual Meeting of the Corporation's stockholders to be held in 1996.

     IN WITNESS WHEREOF and as conclusive evidence of its adoption of the 1996 Plan, the Corporation has caused this 1996 Long Term Incentive Plan to be duly
executed this      day of             , 1996.

                                            REDMAN INDUSTRIES, INC.

                                            By:
                                               ---------------------------

                                                                       EXHIBIT B

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

     Redman Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That the board of directors of the Corporation, at a meeting duly held on May 21, 1996, adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and authorizing the officers to submit such amendment to the stockholders of the Corporation for consideration thereof. The proposed amendment, in the form adopted by the board of directors of the Corporation, is as set forth in Appendix A to this Certificate.

     SECOND: That the stockholders of the Corporation entitled to vote thereon, at a meeting duly held on August 21, 1996, voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly
executed as of the      day of August, 1996.

                                            REDMAN INDUSTRIES, INC.

                                            By:
                                                -------------------------

                                            Name:
                                                  -----------------------

                                            Title:
                                                   ----------------------

                                                                      APPENDIX A

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Corporation is amended by deleting the first paragraph of ARTICLE FOURTH in its entirety and replacing such first paragraph with the following paragraph:

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares, divided into two classes as follows: (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"); and (ii) 40,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock").

                            REDMAN INDUSTRIES, INC.

             2550 WALNUT HILL LANE, SUITE 200, DALLAS, TEXAS 75229

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Paul L. Barrett and J. Mark Kilpatrick as proxies, each with the power to appoint his substitute, and the undersigned hereby authorizes either of them to represent and to vote, as designated below, all shares of Common Stock of Redman Industries, Inc., par value $.01 per share ("Common Stock"), held of record by the undersigned on June 27, 1996, at the annual meeting of shareholders of Redman Industries, Inc. to be held on August 21, 1996, or at any postponement or adjournment thereof, and especially to vote on the items of business specified below, as more fully described in the Notice of Annual Meeting of Shareholders dated July , 1996, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged.

        The undersigned hereby revokes any proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.


                  (Continued and to be signed on reverse side)

                                                Please mark
                                                your votes as
                                                indicated in
                                                this example [x]

        THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR PROPOSALS 2 AND 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4.

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below (except      WITHHOLD AUTHORITY to vote for
    as marked to the contrary below)     [ ]   all nominees listed below     [ ]

(INSTRUCTION: To withhold authority to vote for any individual, strike a line through the nominee's name in the list below.)

         C. A. Rundell, Jr.     Robert L. Stark     Thomas W. Sturgess

2.  Proposal to approve the Redman Industries,    FOR    AGAINST    ABSTAIN
Inc. 1996 Long Term Incentive Plan                [ ]      [ ]        [ ]

3.  Proposal to approve the Amendment to the      FOR    AGAINST    ABSTAIN
Restated Certificate of Incorporation of          [ ]      [ ]        [ ]
Redman Industries, Inc., to increase the number of authorized shares of Common Stock, par value $0.01, from 20,000,000 to 40,000,000 shares authorized for issuance

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in some other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)                                            Date
            -------------------------------------------      ---------------

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.